Exhibit 99.2

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

SNOWBOARD HOLDINGS, LLC, AS PURCHASER,

ORBCOMM, INC.,

AND

INTHINC, INC., INTHINC TECHNOLOGY SOLUTIONS, INC.,

TIWI, INC., INTHINC TELEMATICS, INC., DRIVEAWARE, INC.

AND INTHINC CHILE, SPA, COLLECTIVELY AS SELLERS

AND

INTHINC INVESTORS, L.P., AS STOCKHOLDER REPRESENTATIVE

DATED JUNE 9, 2017

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1

1.1. Specified Definitions	1
1.2. Other Terms	15
1.3. Other Definitional Provisions	15

ARTICLE 2 PURCHASE AND SALE OF ASSETS	16

2.1. Description of Purchased Assets	16
2.1.1. Machinery and Equipment	16
2.1.2. Inventories	16
2.1.3. Intangible Property	16
2.1.4. Business Records	17
2.1.5. Prepaid Items	17
2.1.6. Contracts	17
2.1.7. Insurance	17
2.1.8. Receivables	17
2.1.9. Causes of Action	17
2.1.10. Benefits of Non-Competes	18
2.1.11. Other Assets and Interests	18
2.2. Retained Assets	18
2.3. Reliance	18

ARTICLE 3 ASSUMPTION AND NON-ASSUMPTION OF LIABILITIES	19

3.1. Description of Assumed Liabilities	19
3.2. Non-Assumption of Liabilities	19
3.3. Liabilities With Respect to Personnel Matters	20
3.3.1. Employees	20
3.3.2. Unused Vacation	21
3.3.3. Non-Assumption	21
3.3.4. Employee Benefit Plans	21
3.3.5. Unemployment Insurance	21
3.3.6. Plan Participation	22
3.3.7. 401(k) Plan	22
3.3.8. No Third Party Beneficiaries	22

ARTICLE 4 PURCHASE PRICE AND PAYMENT	23

4.1. Purchase Price	23
4.2. Payment of Purchase Price and Assumption of Assumed Liabilities	23
4.3. Purchase Price Adjustments	24
4.4. Earnout	25
4.4.1. Earnout Statements	25
4.4.2. Dispute Resolution	26
4.4.3. Earnout Payment	26
4.5. Uncollected Receivables	29

i

4.6. Allocation of Purchase Price	30
4.7. Withholding Tax and Tax Payments	30

ARTICLE 5 THE CLOSING	30

5.1. The Closing	30
5.2. Closing Date	30
5.3. Deliveries by Sellers	31
5.4. Deliveries by Purchaser	32

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLERS	32

6.1. Due Organization and Authority; Subsidiaries	32
6.2. Qualification	33
6.3. Organizational Documents and Sellers Records	33
6.4. Financial Statements	33
6.5. Authority to Execute and Perform Agreement	34
6.6. Absence of Certain Liabilities	34
6.7. Absence of Certain Changes or Events	34
6.8. Title to Assets and Properties; Condition	37
6.9. Permits and Licenses	37
6.10. Intellectual Property	37
6.11. No Conflict of Interest	40
6.12. Labor Relations; Officers and Employees	41
6.13. Employee Benefits	41
6.14. Environmental Matters	43
6.15. Taxes	43
6.16. Legal Proceedings	44
6.17. Material Contracts	45
6.18. Compliance with Laws, Certifications	47
6.19. Security and Data Breaches	48
6.20. Insurance	48
6.21. Fees or Commissions	48
6.22. Illegal Payments	48
6.23. Real Property	49
6.24. Receivables	49
6.25. NO OTHER REPRESENTATIONS	49

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES	50

7.1. Organization	50
7.2. Authority to Execute and Perform Agreement	50
7.3. Fees or Commissions	51
7.4. Orders	51
7.5. Absence of Changes	51
7.6. Governmental Authorizations	51
7.7. ORBCOMM Stock	51

7.8. Interim Operations of Purchaser	51
7.9. Takeover Statutes	52
7.10. R&W Insurance	52
7.11. HSR	52
7.12. NO OTHER REPRESENTATIONS	52

ARTICLE 8 COVENANTS	53

8.1. Certain Filings, Consents and Action	53
8.2. Public Announcement	53
8.3. Further Assurances	53
8.4. Proration of Expenses	54
8.5. Third Party Consents	54
8.6. Bulk Sales Law	54
8.7. Cessation of Use of Names; Telephone; Domain Names	55
8.8. Cooperation in Preparation of Certain Financial Information	55
8.9. Tax Cooperation	55
8.10. Access to Records	55
8.11. No Dissolution	55
8.12. Lock Up; Earnout Payments In ORBCOMM STOCK	56

ARTICLE 9 INDEMNIFICATION	56

9.1. Survival of Representations and Warranties; Remedies	56
9.2. Indemnification by Sellers	57
9.3. Indemnification by Purchaser	58
9.4. Indemnification Procedures	58
9.5. Method and Manner of Paying Indemnity Claims; Escrow Release	59
9.6. Limitations on Indemnification	60
9.7. Exclusive Remedy	63

ARTICLE 10 CONFIDENTIALITY AND RESTRICTIVE COVENANTS	63

10.1. Confidential Information	63
10.2. Agreement Not To Disclose Confidential Information	63
10.3. Agreement Not To Interfere With Relationships	64
10.4. Non-Competition	64
10.5. Agreement Not To Solicit Employees	64
10.6. Enforceability	65

ARTICLE 11 MISCELLANEOUS	65

11.1. Benefit and Assignment	65
11.2. Governing Law and Venue	65
11.3. Waiver of Jury Trial	66
11.4. Expenses and Taxes	66
11.5. Counterparts	66
11.6. Headings	66
11.7. Amendment, Modification and Waiver	66

11.8. Entire Agreement	67
11.9. Sellers’ and Purchaser’s Acknowledgment	67
11.10. Notices	67
11.11. Disclaimer of Warranties; Non-Reliance	68
11.12. Financing Sources	68
11.13. Arbitration	68
11.13.1. Arbitration Process	68
11.13.2. Rules	69
11.13.3. Arbitrators	69
11.13.4. Procedures; No Appeal	69
11.13.5. Authority	69
11.13.6. Entry of Judgment	70
11.13.7. Confidentiality	70
11.13.8. Continued Performance	70
11.13.9. Tolling	70
11.13.10. Exclusivity	70
11.14. Stockholder Representative	70
11.15. Guarantee	71

LIST OF EXHIBITS

Exhibit 1.1(A)	Earnout Sample Calculation
Exhibit 1.1(B)	Working Capital Principles
Exhibit 5.4.5	R&W Insurance Policy
Exhibit 6.4.1	Financial Statements
Exhibit 6.4.2	Interim Financials

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 9th day of June, 2017, by and among SNOWBOARD HOLDINGS, LLC, a Delaware limited liability company (“Purchaser”), ORBCOMM, INC., a Delaware corporation (“ORBCOMM”) (ORBCOMM and Purchaser referred to collectively as the “Purchaser Parties”), INTHINC, INC., a Delaware corporation (the “Company”), INTHINC TECHNOLOGY SOLUTIONS, INC., a Delaware corporation (“ITS”), TIWI, INC., a Delaware corporation (“Tiwi”), INTHINC TELEMATICS, INC., a Canadian corporation (“Telematics”), DRIVEAWARE, INC., a Delaware corporation (“DriveAware”), and INTHINC CHILE, SPA, a Chile company (“Chile”) (the Company, ITS, Tiwi, Telematics, DriveAware and Chile referred to collectively as the “Sellers” and each as a “Seller”), and INTHINC INVESTORS, L.P., a Delaware limited partnership, in its capacity as Stockholder Representative (pursuant to Section 11.14).

Background Information

A. Each of the Sellers wishes to sell substantially all of its respective assets related to and used in the business conducted by them, including the global business of offering services focused on driver safety, operational efficiency and compliance and workforce optimization (the “Business”), and Purchaser wishes to purchase such assets.

B. The sale of assets contemplated by this Agreement constitutes the sale of all or substantially all of the assets of the Company and the other Sellers, taken together, and the Board of Directors of each of the Sellers has approved the transactions contemplated by this Agreement.

Statement of Agreement

In consideration of the foregoing premises and the mutual covenants of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Specified Definitions. As used in this Agreement, the following capitalized terms have the meanings specified below:

“ADR Firm” shall have the meaning set forth in Section 11.13.1.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person means the possession of the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 4.6.

“Applicable Shortfall Amount” means (i) for the First Earnout Period, if the Earnout Amount earned for such period is less than $2,000,000, then the Applicable Shortfall Amount for such period shall be the difference between $2,000,000 and the Earnout Amount earned for such period, and (ii) for the Third Earnout Period, if the aggregate Earnout Amount earned for both the Second Earnout Period and the Third Earnout Period is less than $18,000,000, then the Applicable Shortfall Amount for the Third Earnout Period shall be the difference between $18,000,000 and the Earnout Amount earned for the Third Earnout Period.

“Arbitration Rules” shall have the meaning set forth in Section 11.13.2.

“Asset Sale” means the sale of the Purchased Assets to Purchaser at the Closing in accordance with the terms and conditions of this Agreement.

“Assigned Rights” shall have the meaning set forth in Section 2.1.10.

“Assumed Contracts” shall have the meaning set forth in Section 2.1.6.

“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

“Balance Sheet” shall have the meaning set forth in Section 6.4.1.

“Balance Sheet Date” shall have the meaning set forth in Section 6.4.1.

“Based Principally on the Owned Intellectual Property” means with respect to hardware products and services and software as applicable, that such hardware products or services and software (i) are based principally on the Owned Intellectual Property or (ii) uses or is based on the inthinc-Specific Modules.

“Benefit Arrangement” means any plan, program, agreement, policy, arrangement or practice providing for bonuses, change of control compensation, incentive compensation, equity or equity based compensation, deferred compensation, vacation pay, paid time off, retirement, pension, health, welfare, life-insurance, disability, accident, group insurance, sick leave, severance pay, restricted stock, stock options, tuition reimbursement or any other material perquisite or employee benefit (other than a Plan) contributed to or maintained or sponsored by Sellers or any ERISA Affiliate for the benefit of any current or former Employees, officers, director or service provider of the Business, or the dependents thereof, or with respect to which the Sellers or any ERISA Affiliate may have or may reasonably be expected to have any Liabilities in excess of $25,000.

“Business” shall have the meaning specified in the Background Information.

“Business Day” shall mean any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of Dallas, Texas is closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et. seq., as amended, and the rules and regulations promulgated thereunder.

“Certificate of Indebtedness” shall have the meaning set forth in Section 5.3.6.

“Chilean Affiliate” shall have the meaning set forth in Section 8.3.1.

“Claims” shall have the meaning specified in Section 6.16.

“Closing” shall have the meaning specified in Section 5.1.

“Closing Accounts Receivable” means the aggregate net amount of Receivables included in Closing Date Net Working Capital.

“Closing Date” shall have the meaning specified in Section 5.2.

“Closing Date Net Working Capital” shall have the meaning specified in Section 4.3.22.

“Closing Payment Amount” shall have the meaning specified in Section 4.2.1.

“COBRA” shall have the meaning specified in Section 6.13.9.

“Code” means the Internal Revenue Code of 1986, as amended or re-codified, and the rules and regulations promulgated thereunder.

“Commencement Shortfall Amount” shall mean an amount equal to the positive difference, if any between (i) $15,000,000, and (ii) if less than $15,000,000, the annualized (i.e., 12x or 12 times) amount of GAAP Service Revenues for the month of June 2017. For the avoidance of doubt, if the annualized (i.e., 12x or 12 times) amount of GAAP Service Revenues for the month of June 2017 is equal to or greater than $15,000,000 then the Commencement Shortfall Amount shall be zero (0).

“Company” shall have the meaning set forth in the Preamble.

“Company’s Proposed Calculations” shall have the meaning specified in Section 4.3.2.

“Confidential Information” shall have the meaning specified in Section 10.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement between ITS and Purchaser, among others, effective as of October 24, 2016.

“Contracts” means and includes (i) all contracts, licenses, leases, indentures, deeds, instruments, joint venture, environmental indemnity and other agreements, commitments and all other legally binding arrangements, and (ii) without limitation of clause (i), all legally binding bids, quotations, proposals or other offers (whether oral or written), but in any event, unless otherwise explicitly provided for herein, excluding Permits, Plans, Benefit Arrangements and any contract relating to any Indebtedness.

“Covered Dispute” shall have the meaning specified in Section 11.13.1.

“Current Employees” shall have the meaning specified in Section 3.3.1.

“Developed Software” shall have the meaning specified in Section 6.10.6.10.

“Dispute Notice” shall have the meaning set forth in Section 4.3.2.

“Documentation” means user guides, manuals, and written instructions for the Software, and any other written materials in any media that explain how the Software runs.

“Earnout Amounts” shall have the meaning specified in Section 4.4.3.

“Earnout Periods” shall mean each of the following periods for which an Earnout Amount shall be calculated: (i) the period beginning on October 1, 2017 and ending December 31, 2017 (the “First Earnout Period”); (ii) the period beginning on January 1, 2018, and ending on June 30, 2018 (the “Second Earnout Period”); (iii) the period beginning on July 1, 2018, and ending on December 31, 2018 (the “Third Earnout Period”); and (iv) the period beginning on January 1, 2019 and ending on June 30, 2019 (the “Fourth Earnout Period”).

“Earnout Reference Stock Price” means the volume-weighted average trading price of ORBCOMM Stock on the Nasdaq Stock Market, LLC for the twenty (20) trading days ending on (and inclusive of) the trading day that is the third full trading day prior to (and not inclusive of) the final determination of the applicable Earnout Statement.

“Earnout Sample Calculation” shall mean the sample calculation of the Earnout Amount set forth on Exhibit 1.1(A).

“Earnout Statement” shall have the meaning specified in Section 4.4.1.

“Employee” means any person receiving salary, wages, or other compensation from Sellers to whom Sellers issue a Form W-2.

“End Date” shall have the meaning specified in Section 4.4.3.1.

“Environmental Claim” means any notice, claim, demand or other communication (collectively, a “claim”) alleging or asserting Liability for Remedial Action costs, damages to natural resources or other property, personal injuries, fines or penalties, arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Substance, in, on or under any property, whether or not owned, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law including, without limitation, violation of a Permit or failure to obtain a Permit. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, Remedial Action or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Substances in, on or under any property, whether or not owned, or arising from actual or alleged injury or threat of injury to property, health, safety or the environment in relation to Hazardous Substances in, on or under any property, whether or not owned.

“Environmental Law” means any past or present Law, Order or common law relating to the protection of the environment, natural resources, human health or safety, such as the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., as amended; the Resource Conservation and Recovery Act 42 U.S.C. §§ 6901 et seq., as amended; the Clean Water Act, 33 U.S.C. §§ 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., as amended,; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended.

“Environmental Liability” means and includes, with respect to any Person, (i) any Liability of such Person, whether now existing or hereafter arising at any time, (x) under any Environmental Law or under any Permit issued pursuant to any Environmental Law (including without limitation for any violation or alleged violation of any such Environmental Law or Permit), or (y) without limitation of the generality of subclause (x), in connection with any Remedial Action, and (ii) without limiting the generality of clause (i), any Environmental Claim made against such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any of the Sellers as a “single employer” within the meaning of Section 414 of the Code.

“Erroneous Party” shall have the meaning specified in Section 4.3.2.

“Error of Law” shall have the meaning set forth in Section 11.13.5.

“Escrow Agent” shall mean Computershare Trust Company N.A.

“Escrow Agreement” shall have the meaning specified in Section 5.3.1.

“Escrow Amount” shall mean Five Hundred Thousand Dollars ($500,000), in cash.

“Excess Fundamental Claims” means the aggregate amount of Losses for which Purchaser Indemnified Parties are entitled to indemnification under Article 9 that relates solely to claims pursuant to Section 9.2 for a breach of the Fundamental Representations that is in excess of the sum of (A) the Escrow Amount then remaining plus (B) $5,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

“Final Adjustment” shall have the meaning specified in Section 4.3.3.

“Final Closing Statement” shall have the meaning specified in Section 4.3.1.

“Financial Statements” shall have the meaning specified in Section 6.4.1.

“Financing” shall mean any financing entered into by Purchaser some or all of which may be used to finance all or any portion of the purchase of the Purchased Assets.

“Financing Sources” shall mean each Person that has committed to provide or otherwise is entering into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and assigns.

“First Earnout Period Annualized Earnout Revenues” shall have the meaning specified in Section 4.4.3.2.

“Fourth Earnout Period Annualized Earnout Revenues” shall have the meaning specified in Section 4.4.3.5.

“Fraud” means (a) with respect to any Seller, that (i) a representation and warranty made by Seller in Articles 6 was false when made, (ii) to the actual knowledge of Seller, such representation and warranty in Articles 6 was false when made, and (iii) Seller had as such Seller’s intention in making such representation and warranty to induce Purchaser to act or refrain from acting in such context; and (b) with respect to Purchaser, that (i) a representation and warranty made by Purchaser in Article 7 was false when made, (ii) to the actual knowledge of Purchaser, such representation and warranty in Article 7 was false when made, and (iii) Purchaser had as its intention in making such representation and warranty to induce Seller to act or refrain from acting in such context.

“Fundamental Losses” means any indemnifiable Losses under Sections 9.2.1 or 9.3.1 of this Agreement due to a breach of a Fundamental Representation.

“Fundamental Representation” shall mean any representation or warranty made by any of the Sellers in Sections 6.1 (Due Organization and Authority; Subsidiaries), 6.5 (Authority to Execute and Perform Agreement) (other than Section 6.5.1), 6.8.1 (Title to Assets and Properties), 6.10.6 (Intellectual Property) (other than 6.10.6.6 and 6.10.6.8), 6.15 (Taxes), 7.1 (Organization), and 7.2 (Authority to Execute and Perform Agreement).

“GAAP” means United States generally accepted accounting principles.

“GAAP Service Revenues” means recurring service revenues recognized, in a manner consistent with ORBCOMM’s historical accounting practices and procedures in accordance with GAAP and the provisions of Section 4.4.3.1, by Purchaser (including as a result of Inter-Company Sales) for subscriptions of inthinc Software and Services, but in any event excluding any revenues attributable to the following: (i) sales of any inthinc Hardware Products or other devices, (ii) installation services fees, licensing fees, activation or cancellation fees, professional services fees, training fees or warranty service fees, and (iii) interest income associated with the financing of inthinc Hardware Products or other devices. In addition, with respect to calculating

GAAP Service Revenues for software and services that are inthinc Software and Services only because the software and services are Based Principally on the Owned Intellectual Property due to such software and services’ use of or being based on an inthinc-Specific Module, there shall be included in such calculation only that portion of the revenue earned by Purchaser for such software and services that is reasonably attributable to the applicable inthinc-Specific Module.

“General Representation and Warranty Cap” shall have the meaning specified in Section 9.6.2.

“General Representation and Warranty Losses” shall have the meaning specified in Section 9.6.1.

“Governmental Authority” means any agency, board, bureau, court, commission, department, instrumentality or administration of any foreign government, the United States government, the government of any state, province, district, territory or possession of the United States or any other country and any local or other governmental body or any political subdivision of any of the foregoing.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, and polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “solid wastes,” “wastes” or words of similar import under any Environmental Law; and (iii) any other chemical or other material or substance, for which handling, disposal, treatment, storage, transportation, release, exposure to, or presence or migration is now or hereafter prohibited, limited or regulated by, or would result in liability pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person, means, without duplication: (i) the principal of and interest upon and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable, and other current liabilities, of such Person arising in the ordinary course of business of such Person); (iii) all capitalized lease obligations of such Person as a lessee under leases for equipment or Leased Real Property and set forth on Schedule 1.1; and (iv) all obligations of the type referred to in clauses (i) through (iii) of any third party for the payment of which such Person is responsible or liable, directly or indirectly, whether as an obligor, guarantor or in some other similar capacity.

“Indemnified Amount” shall have the meaning specified in Section 9.5.1.

“Indemnified Party” shall have the meaning specified in Section 9.4.1.

“Indemnifying Party” shall have the meaning specified in Section 9.4.1.

“Indemnity Claim” shall have the meaning set forth in Section 9.4.1.

“Independent Accounting Firm” shall have the meaning specified in Section 4.3.22.

“Initial Consideration” shall mean Thirty-Five Million Dollars ($35,000,000), whether paid in in cash, ORBCOMM Stock or a combination thereof.

“Intellectual Property” means all of the intangible intellectual property rights in the following: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all domestic and foreign patents, patent applications, and patent disclosures and licenses to patents owned by others, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith and licenses to copyrights owned by others, (iii) all trade secrets and confidential business information (including ideas and research and development results that have been reduced to writing, as well as know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, bills of material, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (iv) all trademarks, service marks, trade dress, logos, trade names, internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (v) all Software and licenses to Software owned by others, (vi) all Technology, (vii) rights to protection of interests in the foregoing clauses (i)-(vi) under applicable Laws including the right to sue for, collect damages, settle and release claims for past, present, and future infringement, including without limitation, the right to sue to enjoin infringement, and (viii) all of the goodwill associated with the intangible intellectual property rights set forth in the foregoing clauses (i) – (vii).

“Inter-Company Sales” shall mean bona-fide arms-length subscription, sales or other transactions made by Purchaser to its Affiliates of applicable software or services that generate recurring service revenues from third parties.

“Interim Balance Sheet” shall have the meaning specified in Section 6.4.2.

“Interim Balance Sheet Date” shall have the meaning specified in Section 6.4.2.

“Interim Financials” shall have the meaning specified in Section 6.4.2.

“inthinc Hardware Products” means hardware products developed and/or offered for sale by Sellers prior to the Closing that are offered for sale by Purchaser after the Closing, and any other hardware products developed, modified or improved that is offered for sale by ORBCOMM or its Affiliates where such developed, modified or improved hardware products are Based Principally on the Owned Intellectual Property. For the avoidance of doubt, inthinc Hardware Products excludes all (i) inthinc Software and Services, and (ii) hardware products developed and/or offered for sale by ORBCOMM or its Affiliates (other than the Purchaser) prior to or after the Closing, to the extent such hardware products are not developed, modified or improved Based Principally on the Owned Intellectual Property.

“inthinc Software and Services” means software and services developed and/or offered for sale, subscription or license by Sellers prior to the Closing that are offered for sale by Purchaser after the Closing, and any other software and services developed, modified or improved that is offered for sale by ORBCOMM or its Affiliates where such developed, modified or improved software and services are Based Principally on the Owned Intellectual Property. For the avoidance of doubt, inthinc Software and Services excludes software and services developed and/or offered for sale by ORBCOMM or its Affiliates (other than the Company and Purchaser) prior to or after the Closing, to the extent such software and services are not developed, modified or improved Based Principally on the Owned Intellectual Property. For the avoidance of doubt, inthinc Software and Services excludes all inthinc Hardware Products.

“inthinc-Specific Modules” means the following software or technology applications or modules: (i) the inthinc database product commonly referred to as “Speed By Street”, which function, in accordance with Company’s methodology, allows an in-vehicle wireless device to instantaneously compare speed relative to posted speed limits at the vehicle’s location, (ii) inthinc’s in-vehicle verbal driver coaching function that provides real-time audible instructions and feedback to the vehicle’s operator based on measurable driver behavior, and (iii) the inthinc-specific version of electronic driver logs that track a driver’s hours of service.

“Inventories” shall have the meaning specified in Section 2.1.2.

“Key Employees” means each of Todd W. Follmer and Daniel Garstang.

“Law” means any applicable law, statute, rule, regulation, ordinance, policy, guidance, common law or other pronouncement having the effect of law of any Governmental Authority, in effect from time to time.

“Leased Real Property” means each parcel of real property leased by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with any associated leasehold improvements).

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent, known or unknown, of such Person, whether accrued, vested or otherwise, whether in contract, tort (including without limitation toxic tort), strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person’s balance sheets or other books and records.

“Licenses In” shall have the meaning specified in Section 6.10.2.

“Licenses Out” shall have the meaning specified in Section 6.10.3.

“Lien” means any pledge, mortgage, security interest, charge against, encumbrance, or lien upon any of the Purchased Assets or upon the income or profits therefrom, in each case to secure payment of any Indebtedness or debt or performance of any obligation.

“Lock-Up Period” shall have the meaning set forth in Section 8.12.1.

“Losses” means any and all claims, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein); and any reasonable costs and expenses, including, without limitation, attorney’s and other advisors’ fees and disbursements.

“Machinery and Equipment” shall have the meaning specified in Section 2.1.1.

“Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities or results of operations of the Business, but excluding any change, occurrence, or development (a) resulting from general economic conditions (including prevailing interest rates, exchange rates, commodity prices, and fuel costs) or political conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), (b) affecting companies in the industry in which it conducts its business generally, (c) resulting from any failure, in and of itself, of the Business to meet any published or internally prepared projections, budgets, plans, or forecasts of revenues, earnings, or other financial performance measures or operating statistics (it being understood that any underlying cause(s) of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred),or (d) resulting from any natural disaster or any acts of terrorism, military action or war (whether or not declared) or any escalation or worsening thereof.

“Material Contracts” shall have the meaning specified in Section 6.17.2.

“Multiemployer Plan” means a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA which is maintained, sponsored or contributed to by Sellers or any ERISA Affiliate for the benefit of any current or former Employees, officers, director or service provider of the Business, or the dependents thereof, or with respect to which the Sellers or any ERISA Affiliate may have or may reasonably be expected to have any Liabilities in excess of $25,000.

“Net Working Capital” means, (i) the current assets included in the Purchased Assets (which shall exclude any current assets noted below in this definition and any Retained Assets), minus (ii) the current liabilities included in the Assumed Liabilities (which shall exclude any current liabilities noted below in this definition and all Retained Liabilities), and in each of (i) and (ii) all calculated in accordance with GAAP, subject to the Working Capital Principles. For purposes of calculating Net Working Capital, current assets will exclude cash, the current portion of deferred costs, the current portion of debt issuance costs and current liabilities will exclude the ORBCOMM Payable, and any current portion of deferred revenues of the type presented in the audited consolidated financial statements of the Company. In addition, the current assets will also exclude any lease term receivables arising upon capital lease financing in accordance with GAAP. For the avoidance of doubt, it is agreed that Purchaser will not assume any Indebtedness, including its current portion.

“New Hardware Sales Gross Profits” means for the applicable Earnout Period the hardware revenue earned by Purchaser on subscription fees for inthinc Software and Services/inthinc Hardware Products sold together as a service (“SHAAS”) (including any applicable Inter-Company Sales) but only as to inthinc Hardware Product first deployed on a

SHAAS basis after the Closing Date, less the costs of goods sold for such hardware products, all as determined in accordance with GAAP. For the avoidance of doubt, (i) such costs of goods sold will include, among other items, the cost of the unit sold, the installation costs, the shipping cost and the warranty costs, all as determined in accordance with GAAP, and (ii) with respect to calculating revenues under this definition for hardware products that are inthinc Hardware Products only because the hardware product is Based Principally on the Owned Intellectual Property due to such hardware product’s use of or being based on an inthinc-Specific Module, there shall be included in such calculation only that portion of the revenue earned by Purchaser for such hardware product that is reasonably attributable to the applicable inthinc-Specific Module.

“Notice of Disagreement” shall have the meaning set forth in Section 4.4.2.

“Object Code” means the machine language readable format of the Software together with any modifications, enhancements, upgrades, updates, additions and derivatives thereof.

“OFAC Regulations” shall have the meaning specified in Section 6.18.4.

“ORBCOMM Payable” means the amount owed by the Company to ORBCOMM or its Affiliates as of the date hereof in respect of products and/or services provided to the Company by ORBCOMM or its Affiliates prior to the date hereof, including any expenses paid by ORBCOMM or its subsidiaries on behalf of Sellers, which amount is agreed to be $468,610.09.

“ORBCOMM Stock” means shares of ORBCOMM, Inc. common stock.

“Order” means any writ, judgment, decree, injunction or similar order or binding settlement of or with any Governmental Authority, in each case whether preliminary or final.

“Ordinary Course of Business” means in the ordinary course of the Business consistent with past practice (including with respect to quantity and frequency); however, for the avoidance of any doubt, any costs of accounting, legal, financial and other third party consultants incurred in connection with the transactions contemplated by this Agreement shall not be considered costs incurred in the Ordinary Course of Business.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Organizational Period” shall have the meaning set forth in Section 8.3.1.

“Owned Intellectual Property” means Intellectual Property that, immediately prior to Closing, is owned by Sellers or used by Sellers in the operation of the Business.

“Owned Software” means Software that is owned by Sellers and used by Sellers in the operation of the Business.

“Permit” means any permit, license, franchise, approval and authorization issued or granted by a Governmental Authority.

“Permitted Liens” means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or being contested in good faith by appropriate proceedings, and (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar liens arising or incurred in the Ordinary Course of Business which secure the payment of Assumed Liabilities which are not past due or are being contested in good faith by appropriate proceedings and the lien set forth on Schedule 1.2.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

“Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA (a) which is maintained by Sellers; (b) to which Sellers or any ERISA Affiliate contribute or are obligated to contribute on behalf of any current or former Employees, officers, director or service provider of the Business,; (c) for the benefit of any current or former Employee, officer, director or service provider of the Business, or (d) with respect to which Sellers or any ERISA Affiliate have or may reasonably be expected to have any Liabilities in excess of $25,000.

“Pre-Closing Tax Periods” means taxable periods ending on or before the Closing Date and the portion ending on the day prior to the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Prepaid Items” shall have the meaning specified in Section 2.1.5.

“Products” means all items or services currently sold or offered for sale by Sellers as of the Closing Date.

“Purchase Price” shall have the meaning specified in Section 4.1.

“Purchase Price-Limited Losses” means all Losses indemnifiable under Article 9 of this Agreement, other than Fundamental Losses (except to the extent of any Excess Fundamental Losses, which shall constitute Purchase Price-Limited Losses) and General Representation and Warranty Losses.

“Purchased Assets” means all of the Seller Assets, as more fully described in Section 2.1, to be sold, conveyed, transferred, assigned, set over and delivered to Purchaser at the Closing pursuant to the terms of this Agreement.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Indemnified Party” means Purchaser and its Affiliates, and their respective officers, directors, employees, representatives, agents, successors, and assigns (acting in their capacity as such).

“Purchaser’s 401(k) Plan” shall have the meaning set forth in Section 3.3.7.

“Purchaser’s Proposed Calculations” shall have the meaning specified in Section 4.3.2.

“R&W Insurance Policy” shall have the meaning specified in Section 5.4.5.

“R&W Insurance Provider” means Blue Chip Underwriting Services, LLC.

“R&W Loss” shall have the meaning set forth in Section 9.6.3.

“Real Property Leases” shall have the meaning specified in Section 6.23.2.

“Receivables” shall have the meaning specified in Section 2.1.8.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape, and includes any “release” as defined in CERCLA.

“Remaining Disputed Items” shall have the meaning specified in Section 4.3.2.

“Remedial Action” means any action to clean up, investigate, monitor, abate, transport, remove, treat or in any other way address or respond to any Hazardous Substances.

“Requisite Stockholder Approval” means the approval of the holders of the Company’s capital stock required pursuant to Delaware law and the Company’s Third Amended and Restated Certificate of Incorporation.

“Restricted Business” means the business of offering hardware, software and services that assist commercial trucking fleets with operational efficiency, driver safety matters and compliance concerns.

“Retained Assets” shall have the meaning specified in Section 2.2.

“Retained Contracts” shall have the meaning specified in Section 2.1.6.

“Retained Liabilities” shall have the meaning specified in Section 3.2.

“Retained Records” shall have the meaning specified in Section 2.2.2.

“Schedules” means the disclosure schedules delivered to Purchaser in connection herewith.

“SEC” shall mean the Securities and Exchange Commission.

“Second Earnout Period Annualized Earnout Revenues” shall have the meaning specified in Section 4.4.3.3.

“Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

“Seller” shall have the meaning specified in the Preamble.

“Seller Indemnified Party” means each Seller and their respective Affiliates, officers, directors, employees, representatives, agents, successors, and assigns (acting in their capacity as such).

“Sellers’ 401(k) Plan” shall have the meaning set forth in Section 3.3.7.

“Seller Assets” shall have the meaning set forth in Section 2.1.

“Sellers’ Knowledge”, “Knowledge of Sellers” or “Knowledge” as to either the Company or any of the other Sellers, means matters actually known, or which would have been known after reasonable inquiry in the normal course of business by Todd W. Follmer or Daniel Garstang.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation including the Documentation, Object Code, and Source Code.

“Source Code” for Software means the source code programming statements and instructions written by the programmer(s), including comments, remarks, and any other documentation embedded within the source code, that are in human readable form and not yet compiled into machine language, in electronic media or hard copy form and related programmer-level documentation for the computer programs.

“Stockholder Representative” shall have the meaning specified in Section 11.14.1.

“Subsidiary” means, as to any specified Person, another Person, where an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such specified Person.

“Target Net Working Capital” means Three Million Four Hundred Ninety-Seven Thousand Seven Hundred Forty-Two and 00/100ths Dollars ($3,497,742).

“Tax” means all federal, state, local, foreign and other income, gross receipts, commercial activity, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all designs, formulas, algorithms, procedures, techniques, ideas reduced to writing, know-how, Software, programs, models, routines, databases, tools, inventions, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

Territory” means the geographic area made up of all of the countries within North America.

“Third Earnout Period Annualized Earnout Revenues” shall have the meaning specified in Section 4.4.3.4.

“Third Party Claim” shall have the meaning specified in Section 9.4.2.

“Transfer” shall have the meaning set forth in Section 8.12.1.

“Transfer Taxes” shall have the meaning set forth in Section 11.4.

“Transferred Employees” shall have the meaning specified in Section 3.3.1.

“Warranty Deduction” shall have the meaning specified in Section 3.1.3.

“Working Capital Escrow Amount” shall mean Five Hundred Thousand Dollars ($500,000), in cash.

“Working Capital Principles” shall mean the calculation of the Net Working Capital in a manner consistent with the principles set forth on Exhibit 1.1(B).

1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3. Other Definitional Provisions. The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3.1. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.3.2. The terms “dollars” and “$” shall mean United States dollars.

1.3.3. As used herein: (i) the phrases “date of this Agreement” and “date hereof” and any other phrases of similar import shall mean the date that first appears in the Preamble at the top of page 1 of this Agreement; (ii) unless the context otherwise requires, the word “or” is not exclusive; (iii) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (iv) the words “made available” “provided” and “delivered” and variations thereof shall be deemed to mean that the referenced information or document has been (a) made available for Purchaser to review at Sellers’ facilities are through a virtual data room on behalf of Sellers in connection with this transaction, or (b) delivered to Purchaser or Purchaser’s representatives via electronic transmission, hard copy or otherwise; and (v) unless the context otherwise requires, references to Articles, Sections, Schedules, and Exhibits mean the articles and sections of, and schedules and exhibits attached to, this Agreement.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1. Description of Purchased Assets. On the terms and subject to the conditions herein expressed, each of the Sellers shall sell, convey, transfer, assign, set over and deliver to Purchaser on the Closing Date, and Purchaser shall purchase and accept, all of the assets, rights and interests (except the Retained Assets hereinafter described and defined in Section 2.2 below) then owned by such Seller, tangible and intangible, of every kind, nature and description, and wherever situated (collectively, the “Seller Assets”), and whether or not any of such assets, rights or interests are carried or reflected on the books of Sellers as of the time of assignment, transfer and conveyance to Purchaser, and which assets, rights and interests shall, include, without limitation, the following:

2.1.1. Machinery and Equipment. All of Sellers’ assets consisting of machinery, equipment, leased inventory, vehicles, computers and computer hardware, product testing equipment, office furniture, trade fixtures, leasehold or other improvements to real property and other fixed or tangible assets (the “Machinery and Equipment”);

2.1.2. Inventories. All of Sellers’ assets consisting of inventories, merchandise, raw materials, work in process, finished goods, supplies, component parts, including such Sellers’ assets that are in the possession of contract manufacturers or other third parties that are properly segregated, production and office supplies, stationery and other imprinted material, marketing and promotional materials (whether stored electronically or electromagnetically, in written form or otherwise) existing on the Closing Date (the “Inventories”);

2.1.3. Intangible Property. All of Sellers’ assets consisting of Owned Intellectual Property, all rights in internet web sites and internet domain names, all computer files of information stored electronically or electromagnetically including Sellers’ assets stored in memory or on discs or other repositories, the right to receive mail and other communications and shipments of merchandise addressed to Sellers, all of Company’s or any other Sellers’ right, title and interest in the names “inthinc”, “Tiwi” and “DriveAware” (and any variants thereof) and the goodwill associated therewith, and the right to telephone numbers which relate to the Business;

2.1.4. Business Records. All of Sellers’ assets consisting of data and records related to the Business, wherever located and whether in tangible or electronic form, including but not limited to Sellers’ lists of past, present and prospective customers and records, data and information pertaining thereto which were or are used, usable or intended for use in the operation of the Business, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and databases, files and records relating to the Transferred Employees, but excluding the Retained Records;

2.1.5. Prepaid Items. All Sellers’ assets consisting of advances paid by Sellers with respect to the Business, including without limitation deferred charges and other prepaid items (except for any prepaid legal fees) (the “Prepaid Items”);

2.1.6. Contracts. All of Sellers’ assets consisting of rights and benefits of or in favor of Sellers, as the case may be, resulting or arising from any Contracts (including, for the avoidance of doubt, binding purchase orders) or Permits of Sellers, regardless of when accruing or accrued, including but not limited to those listed on Schedule 2.1.6(a) (“Assumed Contracts”), except that any Contract which cannot be transferred or assigned without the consent of a Governmental Authority or other third party which consent Sellers have not obtained prior to Closing as provided in Section 5.3.10 shall be treated as provided in Section 8.5; and except for rights under Contracts listed on Schedule 2.1.6(b) (“Retained Contracts”);

2.1.7. Insurance. Any of Sellers’ assets consisting of insurance proceeds, and any rights thereto, paid before the Closing or payable to Sellers after the Closing Date pursuant to any contract of insurance as a result of damage to or loss of any of the assets owned or operated by Sellers that are to be, or in the absence of loss would otherwise have been, sold to Purchaser hereunder, but only if such damage or loss results from an occurrence prior to the Closing and only to the extent such assets are not replaced at Sellers’ expense prior to the Closing;

2.1.8. Receivables. All of Sellers’ assets consisting of accounts and rights to receive payment (commonly referred to as accounts receivable), including without limitation accounts arising from the sale of Products and Inventories, payments under any Contract (including lease Contracts), notes receivable and any other accounts, in each case which arise or have arisen out of the operation of the Business and are included in the calculation of the Closing Date Net Working Capital (collectively the “Receivables”).

2.1.9. Causes of Action. All of Sellers’ assets consisting of rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of Sellers to the extent relating to the Purchased Assets, Assumed Liabilities or the Business, including Sellers’ rights under guarantees, warranties, indemnities and similar rights in favor of Sellers;

2.1.10. Benefits of Non-Competes. All of Sellers’ assets consisting of the benefits of and the rights to enforce the confidentiality, non-competition and non-solicitation covenants under Contracts with current or former employees of, or consultants to, the Business to the extent assignable, including, but not limited to, the Current Employees who do not become Transferred Employees (the “Assigned Rights”); and

2.1.11. Other Assets and Interests. Except for the Retained Assets, Sellers’ assets consisting of all other interests to which Sellers have any right by ownership, use or otherwise, or in which Sellers have a conveyable or assignable interest on the Closing Date and the proceeds of any thereof.

2.2. Retained Assets. Notwithstanding anything to the contrary contained in Section 2.1 above, the Purchased Assets exclude the following assets, which shall be retained by Sellers (the “Retained Assets”):

2.2.1. Sellers’ rights and proceeds under this Agreement (including the consideration payable hereunder), any agreements, certificates, or instruments to be executed hereunder, and any other agreements that are not Assumed Contracts;

2.2.2. Sellers’ Organizational Documents, member records, agreements or instruments governing the internal affairs between Sellers and its members, Plan records and files, databases and files and records relating to employees or personnel matters (except those relating to Transferred Employees) and all Tax Returns of Sellers together with the records relating thereto (the “Retained Records”);

2.2.3. Shares of capital stock or other securities of any other Person that are held by such Seller and all shares of capital stock of Sellers held in treasury;

2.2.4. Sellers’ rights to and claims for any Tax credits and any income and franchise tax refunds paid prior to the Closing regardless of the timing of filing of any related Tax Return;

2.2.5. All assets of, and rights in connection with, the Plans;

2.2.6. All rights, claims and causes of action relating to any Retained Asset or any Retained Liability;

2.2.7. All insurance policies of Seller and rights thereunder (except as set forth in Section 2.1.7);

2.2.8. All cash and cash equivalents and bank accounts, net of all outstanding checks, of Sellers and deposits delivered to third parties by Sellers with respect to the Business (including without limitation those in respect of any lease of real or personal property of the Business); and

2.2.9. Those assets listed on Schedule 2.2.9.

2.3. Reliance. Purchaser’s purchase of the Purchased Assets is made in full reliance upon the representations, warranties and covenants of each of the Sellers contained in this Agreement, including, without limitation, warranties and representations of each of the Sellers set forth in Article 6 hereof.

ARTICLE 3

ASSUMPTION AND NON-ASSUMPTION OF LIABILITIES

3.1. Description of Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Purchaser shall assume as of the Closing Date, and agree to pay and discharge in due course thereafter, and otherwise to perform in accordance with their requirements, the following, and only the following, debts, liabilities and obligations of Sellers (the “Assumed Liabilities”) but only to the extent they are not Retained Liabilities:

3.1.1. except for those payables set forth on Schedule 3.1.1, trade payables, accounts payable, accrued expenses, and other current liabilities arising out of, accruing or resulting from the operation of the Business, the sale of products or services, or the use, ownership or operation of the Purchased Assets, in each case prior to the Closing Date, but only to the extent that such current liabilities were incurred in the Ordinary Course of Business and are included in the calculation of the Closing Date Net Working Capital;

3.1.2. obligations accruing after the Closing Date in respect of the Assumed Contracts which are assigned and transferred to, and assumed by, Purchaser at Closing (other than Liabilities arising out of or relating to a pending or actual breach of or default by Sellers under any Assumed Contract occurring prior to the Closing Date), including the obligation to provide products or services, to pay for products or services, or to make financing payments under such Assumed Contracts to the extent such obligation arise after the Closing;

3.1.3. obligations to the Sellers’ customers under written warranty agreements in the forms included in customer Contracts given by the Sellers to its customers in the Ordinary Course of Business prior to the Closing Date in connection with sales of Products; provided, however, that if the amount of the warranty obligations incurred in the fifteen (15) month period following the Closing Date (with respect to warranty claims arising in the Ordinary Course of Business) exceeds the amount of the Company’s warranty reserve as of the Closing Date (subject to the Final Adjustment), that difference (the “Warranty Deduction”) shall be a Retained Liability (and recoverable by Purchaser from Sellers to the extent incurred by Purchaser);

3.1.4. Purchaser’s portion of Transfer Tax liability pursuant to Section 11.4; and

3.1.5. obligations with respect to Transferred Employees set forth in Section 3.3.6 as responsibilities of Purchaser (including assumption of Company’s employment agreement with Todd Follmer, as amended as of Closing and agreed to by Purchaser).

3.2. Non-Assumption of Liabilities. Notwithstanding the provisions of Section 3.1, Assumed Liabilities expressly do not include the following Liabilities of Sellers (the “Retained Liabilities”): (i) all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any Pre-Closing Tax Period (subject to Purchaser’s obligation to pay its portion of the Transfer Taxes pursuant to Section 11.4); (ii) any liability pursuant to any Environmental Law to the extent arising from or relating to any action, event, circumstance or condition occurring or existing in respect of the Seller Assets or the Business on or prior to the Closing Date; (iii) any Indebtedness or guarantees thereof outstanding as of the Closing Date; (iv) any Liabilities arising out of or relating to a pending or actual breach of or default under any Assumed Contract by Sellers occurring prior to the Closing Date; (v) any Liability arising out of Products of Sellers sold prior to Closing, including product liability claims (but excluding warranty claims to the extent assumed by Purchaser pursuant to Section 3.1.3); (vi) any Liability arising out of claims of infringement of any Intellectual Property or Technology used in the Business for infringements occurring prior to Closing; (vii) any Liability arising out of any Claim pending as of the Closing Date or arising out of any act or omission of Sellers prior to the Closing Date (other than any Liabilities that the Purchaser has expressly agreed to assume under Sections 3.1.1 through 3.1.5 above); (viii) any Liability arising out of or resulting from Sellers’ non-compliance with any Law or any Order of any Governmental Authority; (ix) any Liability relating to any indemnification obligation of Sellers with respect to its officers or directors; (x) any Liability of Sellers relating to the Contracts under which Purchaser receives Assigned Rights through Section 2.1.10; (xi) all unpaid compensation, commissions, performance bonuses or severance owed or payable to any of Sellers’ employees, contractors or agents, including, without limitation, any such amounts that are owed or become due (a) as a result of the sale of assets contemplated by this Agreement, or (b) on or before, or payable for periods prior to, the Closing Date, or (c) that are or have been claimed by Sellers’ employees to be due or payable for periods prior to the Closing Date; (xii) any Liability or obligation relating to any Retained Contract or Retained Asset; (xiii) all obligations of Sellers under Section 3.3.3 and liabilities in connection therewith; and (xiv) any other debts, liabilities or obligations of Sellers not expressly included in the Assumed Liabilities, including those payables set forth on Schedule 3.1.1.

3.2.1. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged as and when due by Sellers, and nothing contained in this Agreement shall be construed as imposing, directly or indirectly, on Purchaser any liability or obligation for the Retained Liabilities.

3.3. Liabilities With Respect to Personnel Matters.

3.3.1. Employees. All Employees currently employed by Sellers or Affiliates of Sellers in the operation of the Business are listed on Schedule 3.3 (the “Current Employees”). Purchaser shall offer employment to those Current Employees as Purchaser may designate, contingent in each case upon each such Current Employee who is offered employment with Purchaser passing Purchaser’s required background investigation, and as part of that employment offer shall offer such Current Employees comparable base pay and comparable benefits, considered in the aggregate, to other employees of Purchaser with comparable duties and responsibilities (those Current Employees offered employment with Purchaser and who pass the background check and accept Purchaser’s offer shall be referred to herein as “Transferred Employees”). Purchaser shall have the right to solicit the employment of the Current Employees and any former employee of Sellers prior to the Closing, with all such solicitations and offers of employment being contingent upon the

Closing occurring, and Sellers shall use reasonable efforts to facilitate and to encourage the designated Current Employees to accept any substantially similar offer of employment made by Purchaser. On or before the Closing Date, Purchaser shall provide Sellers with a list of all Current Employees who were offered but rejected an offer of employment from Purchaser.    Purchaser and Sellers agree to provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section 3.3.1.

3.3.2. Unused Vacation. Sellers shall be responsible for all payments required under state law to Sellers’ employees with respect to accrued but unused paid time off days for periods before the Closing Date.

3.3.3. Non-Assumption. Without limiting the generality of Section 3.2, Sellers shall be solely responsible for satisfying all legal obligations (whether arising under federal, state or local law or pursuant to contract) in connection with the employment by Sellers of its employees prior or subsequent to the Closing Date, including without limitation any claims alleging age, sex or other discrimination, sexual harassment, violations of the Americans with Disabilities Act or similar type claims, and its termination of any employees, whether in connection with the consummation of the transactions contemplated by this Agreement or otherwise, and Purchaser shall have no obligation to satisfy any such obligations. Purchaser shall not assume, nor have any liability for or obligation to satisfy, any claims of Sellers’ employees for any wages, salaries, fringe benefits or other compensation or benefits arising out of the employment by Sellers of any such employees, including, without limitation, current or accrued liabilities, obligations or claims under or with respect to any pension, retirement, health benefit or other employee benefit plan, severance pay or payments, change in control or other similar bonus amounts, vacation and holiday pay due and owing or accrued prior to the Closing Date (except as expressly set forth in Section 3.3.2), or under any worker’s compensation, unemployment compensation or disability benefit law, or any Liabilities of Sellers arising by virtue of termination by Sellers of employment of any employees of Sellers prior to, in connection with, or following the Closing, except as otherwise provided by this Section 3.3.3. To the extent not covered by insurance, Sellers agree that the indemnification set forth in Section 9.2 hereof extends to and includes any and all Losses incurred by a Purchaser Indemnified Party arising or incurred by reason of, or directly or indirectly resulting from, such termination of employment or any liability retained by Sellers as provided in this Section 3.3, except as otherwise provided by this Section 3.3.3.

3.3.4. Employee Benefit Plans. Purchaser will not adopt, continue in effect, or assume any liability under, any Plan or Benefit Arrangement regardless of whether or not any such liability, obligation or claim arises as the result of any termination of, or withdrawal from, such Plan or Benefit Arrangement or by virtue of the transactions described in, and which are the subject of, this Agreement. Sellers shall be responsible for all costs and expenses of sponsoring, maintaining, or terminating the Plans and Benefit Arrangements of Seller.

3.3.5. Unemployment Insurance. Except to the extent necessary or advisable to fulfill its obligations to any employee terminated by Sellers and not rehired by Purchaser, Sellers shall use reasonable efforts to cooperate with Purchaser to facilitate the transfer to Purchaser of any favorable account balances that Sellers may have with respect to any state unemployment insurance.

3.3.6. Plan Participation. As of the Closing Date, all Transferred Employees shall be eligible to participate in the employee benefit plans and arrangements maintained by Purchaser, which are identified to each such Transferred Employee in his or her offer letter from Purchaser, subject to and in accordance with the terms of each such plan. Purchaser shall give Transferred Employees full credit for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under any defined benefit plan) under the employee benefit plans and arrangements maintained by Purchaser in which such Transferred Employees participate for such Transferred Employees’ service with Sellers or their respective predecessors except to the extent such credit would result in a duplication of benefits. With respect to any “welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by Purchaser in which Transferred Employees are eligible to participate, Purchaser shall waive, to the extent permitted under such plans after giving effect to the service credit provisions in this Section 3.3.6, any eligibility requirements or pre-existing condition limitations and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees with respect to similar plans maintained by Sellers.

3.3.7. 401(k) Plan. Sellers shall take necessary and legally permissible actions in order to allow the defined contribution plan of Sellers (the “Sellers’ 401(k) Plan”) to distribute the account balances (including any plan loans) thereunder for each Transferred Employee who participated in the Sellers’ 401(k) Plan. Effective as of the Closing Date, Purchaser shall maintain or designate, or cause to be maintained or designated, a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the “Purchaser’s 401(k) Plan”). Effective as of the Closing Date, the Transferred Employees shall cease participation in Sellers 401(k) Plan, and as soon as reasonably practicable thereafter shall be eligible to commence participation in Purchaser’s 401(k) Plan. The Purchaser’s 401(k) Plan shall provide for the acceptance from Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including rollovers of outstanding plan loans under the Sellers’ 401(k) Plan. Purchaser agrees to cooperate to accomplish, subject to applicable Law and the terms of the Purchaser’s 401(k) Plan, the rollover of cash and plan loans distributed to Transferred Employees participating in the Sellers’ 401(k) Plan, if such Transferred Employees so elect, on account of the transactions contemplated herein to the Purchaser’s 401(k) Plan. Purchaser and Sellers agree to provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section 3.3.7.

3.3.8. No Third Party Beneficiaries. Notwithstanding the provisions of this Section 3.3, the terms of this Section 3.3 are solely for the benefit of the Parties and are not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided hereunder, nothing in this Section 3.3 shall be construed to create a right in any employee to employment with Purchaser, any Seller, or any of their respective Affiliates, be treated as establishing or amending any employee benefit plan or arrangement of Purchaser, any Seller or any of their respective Affiliates, or preclude Purchaser, Seller or any of their respective Affiliates from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any employee benefit plan or arrangement, including any Plan or Benefit Arrangement, any benefit thereunder or any trust, insurance policy or funding vehicle related to any of the foregoing.

ARTICLE 4

PURCHASE PRICE AND PAYMENT

4.1. Purchase Price. The purchase price (“Purchase Price”) for the Purchased Assets shall equal the following, as adjusted as provided herein:

4.1.1. the Assumed Liabilities; plus

4.1.2. Thirty-Five Million Dollars ($35,000,000); plus

4.1.3. if and when earned, the Earnout Amounts.

4.2. Payment of Purchase Price and Assumption of Assumed Liabilities. On the Closing Date, Purchaser shall assume the Assumed Liabilities and shall pay or cause to be paid or deliver or cause to be delivered:

4.2.1. to Company, by bank wire transfer of immediately available funds to an account designated in writing by Company, an amount in cash equal to: (a) Thirty-Five Million Dollars ($35,000,000), minus (b) the amount of any and all outstanding Indebtedness of Sellers as of the Closing Date, including, without limitation, the Indebtedness referenced on the Certificate of Indebtedness, that is paid by Purchaser on behalf of Sellers, minus (c) the Escrow Amount and the Working Capital Escrow Amount, minus (d) the amount of the ORBCOMM Payable; minus (e) one-half of the premium for the R&W Insurance Policy, minus (f) Seven Hundred Sixty-Four Thousand One Hundred Twenty-Two and 05/100 Dollars ($764,122.05), based on the average closing price of ORBCOMM Stock on the NASDAQ Stock Market for the twenty (20) trading days immediately prior to Closing (the “Closing Payment Amount”);

4.2.2. to the Persons designated in the Certificate of Indebtedness, the respective portion of the amount of cash withheld under Section 4.2.1(b) for Indebtedness;

4.2.3. to the Escrow Agent, the cash Escrow Amount and the Working Capital Escrow Amount into an escrow account pursuant to the terms of the Escrow Agreement;

4.2.4. to ORBCOMM, the amount of the ORBCOMM Payable;

4.2.5. to the R&W Insurance Provider, the premium for the R&W Insurance Policy (one-half of which will be paid by the Company and one-half of which will be paid by Purchaser); and

4.2.6. to Company or its designee(s), shares of ORBCOMM Stock in an amount equal in value to Seven Hundred Sixty-Four Thousand One Hundred Twenty-Two and 05/100 Dollars ($764,122.05), based on the average closing price of ORBCOMM Stock on the NASDAQ Stock Market for the twenty (20) trading days immediately prior to Closing; provided that all ORBCOMM Stock issued hereunder shall be subject to the lock up provisions of Section 8.12 of this Agreement.

4.3. Purchase Price Adjustments.

4.3.1. Within ninety (90) days after the Closing Date, Purchaser shall prepare or cause its accountants to prepare, at Purchaser’s expense, and deliver to Company a statement of the Net Working Capital as of the Closing Date prepared in good faith in accordance with GAAP, except for the absence of footnotes and subject to the Working Capital Principles (the “Final Closing Statement”). Purchaser or Purchaser’s accountants, as applicable, shall permit Company’s accountants, subject to the execution by Sellers and/or Company’s accountants reasonable access (during normal business hours), at the earliest practicable date to review and make copies of all work papers, schedules and calculations used in the preparation thereof.

4.3.2. When Purchaser delivers the Final Closing Statement, Purchaser shall also deliver to Company a certificate (i) certifying that the Final Closing Statement was prepared in accordance with the procedures set forth in Section 4.3.1 above, and (ii) containing Purchaser’s calculations (setting forth such calculations in reasonable detail) based on the Final Closing Statement (the “Purchaser’s Proposed Calculations”) of the Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”). Within sixty (60) days after receipt of the Final Closing Statement and the accompanying certificate, Company shall notify Purchaser of its agreement or disagreement, as the case may be, with the Final Closing Statement and the accuracy of any of Purchaser’s Proposed Calculations. If Company disputes any aspect of the Final Closing Statement or the amount of any of Purchaser’s Proposed Calculations, then Company shall have the right to direct its independent accountants, at Company’s expense, to review and test the Final Closing Statement. Company’s accountants shall complete their review and test of the Final Closing Statement within thirty (30) days after the date Company sends written notice of dispute of Purchaser’s Proposed Calculations (the “Dispute Notice”). If Company and its independent accountants, after such review and test, still disagree with Purchaser’s Proposed Calculations, Company shall submit its proposed alternative calculations (the “Company’s Proposed Calculations”) of Closing Date Net Working Capital to Purchaser in writing within sixty (60) days after the date the Company sent the Dispute Notice. If Purchaser does not accept Company’s Proposed Calculations within fifteen (15) days after its receipt thereof, then within fifteen (15) days after Purchaser’s rejection of (or failure to timely accept within such fifteen (15)-day period) Company’s Proposed Calculations, Company and Purchaser shall select a mutually acceptable and nationally recognized independent accounting firm, other than Company’s independent accountants and Purchaser’s independent accountants (such firm, the “Independent Accounting Firm”), to resolve the remaining disputed items (the “Remaining Disputed Items”), within thirty (30) days after the date of Purchaser’s rejection of (or failure to timely accept within such fifteen (15)-day period) Company’s Proposed Calculations of the Remaining Disputed Items, by conducting its own review and test of the Final Closing Statement and thereafter selecting either Purchaser’s Proposed Calculations of the Remaining Disputed Items or Company’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Prior to the selection of the Independent Accounting Firm, each of the parties hereto shall disclose to the other parties any and all affiliations or significant relationships it may have with any accounting firm that is proposed as the Independent Accounting Firm hereunder. Purchaser and Company agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by Purchaser and one-half by Sellers; provided, however, that if the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the proposed calculations of one of the parties hereto (the “Erroneous Party”) is more than twice as great as the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other party’s proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm.

4.3.3. Upon the determination pursuant to Section 4.3.2 of the Final Closing Statement and the Closing Date Net Working Capital, the Closing Payment Amount shall be recalculated (the “Final Adjustment”) in accordance with Section 4.3.2 using the amount of the Closing Date Net Working Capital. If the Closing Date Net Working Capital as so calculated is less than the Target Net Working Capital, Company shall promptly pay to Purchaser an aggregate amount equal to such difference by wire transfer or delivery of other immediately available US funds within five (5) Business Days after the date on which the Final Closing Statement is finally determined pursuant to Section 4.3.2; provided that Purchaser may also seek recovery from funds then available in the Working Capital Escrow Amount pursuant to the Escrow Agreement or by offset against any Earnout Amounts payable under this Agreement or by other available remedies. If the Closing Date Net Working Capital as so calculated is more than the Target Net Working Capital such excess amount will be disregarded and shall not be payable to the Company. The Working Capital Escrow Amount shall be held by the Escrow Agent until such time as the Final Adjustment has been determined and the Escrow Agent has received written confirmation from both the Company and the Purchaser that all purchase price adjustments required under this Section 4.3 have been fully resolved between the Company and Purchaser.

4.3.4. Purchaser and Company shall make good faith efforts to comply with the timing and response requirements set forth in this Section 4.3, but, in the absence of bad faith, neither party shall be deemed to be in breach of this Agreement, or to have waived its rights under this Section 4.3, on the basis of technical violations of timing or response requirements.

4.4. Earnout.

4.4.1. Earnout Statements. As promptly as practicable after the end of each Earnout Period, but in no event later than ninety (90) days after the end of the applicable Earnout Period, Purchaser shall prepare, in good faith, and deliver to Company a statement setting forth in reasonable detail the relevant calculations of the Earnout Amount for such Earnout Period, which shall be prepared in a manner consistent with ORBCOMM’s historical accounting practices and procedures in accordance with GAAP and the provisions of Section 4.4.3.1 below (such statement, the “Earnout Statement”). After the delivery of an Earnout Statement (subject to reasonable confidentiality restrictions in connection with such access and use consistent with the restrictions set forth in Section 10.2), Purchaser shall (a) provide to Company during normal business hours, reasonable access to the books and records and to the employees of the Business and to any other information Company may reasonably request in connection with Company’s review of the Earnout Statement and (b) cooperate with Company in connection with the review of such Earnout Statement, including, without limitation, providing Company and its accountants with reasonable access to financial records used in the preparation of such Earnout Statement, including reasonable access to review and make copies of all work papers, schedules and calculations used in the preparation thereof.

4.4.2. Dispute Resolution. Within sixty (60) days following receipt by Company of the Earnout Statement, Company shall deliver written notice (a “Notice of Disagreement”) to Purchaser of any dispute it has with respect to the preparation or content of such statement. A Notice of Disagreement must describe in reasonable detail any and all items contained in such Earnout Statement that Company disputes and the basis for any such dispute. Any items not disputed in the Notice of Disagreement will be deemed to have been accepted by Company. If Company does not deliver a Notice of Disagreement with respect to such Earnout Statement within such 60-day period, such statement will be final, conclusive and binding on the parties. In the event that Company delivers a timely Notice of Disagreement, Purchaser and Company shall negotiate in good faith to resolve such dispute. If Purchaser and Company, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Company delivers a Notice of Disagreement, then Purchaser and Company, jointly, shall engage an Independent Accounting Firm (selected in accordance with the procedures set forth in Section 4.3.22) to resolve such dispute. The Company and Purchaser may submit a written position statement in support of their position if they choose to do so. In resolving such dispute, the Independent Accounting Firm shall (i) consider only those items that are in dispute, (ii) choose one of the parties’ positions concerning the applicable amount or an amount between the parties’ positions, and (iii) not modify any element of such Earnout Statement that is not disputed by the parties. The Independent Accounting Firm may avail itself of such other resources in evaluating the disputed matters as it deems appropriate in its professional judgment (including, if it deems it necessary, consulting with independent legal counsel). All determinations made by the Independent Accounting Firm concerning the manner of calculation or accounting for components of the Earnout Amount covered in the applicable Earnout Statement will be final, conclusive and binding on the parties as to such matters, absent manifest error. The fees and expenses of the Independent Accounting Firm shall be divided equally between Purchaser and Company.

4.4.3. Earnout Payment. Within five (5) Business Days following the final determination of the Earnout Statement (which shall include resolution of all components used in the calculation thereof and resolution of all disputes, if any, concerning the Earnout Statement under Section 4.4.2 above) for the applicable Earnout Period, and subject to the relevant thresholds specified below being attained, Purchaser shall promptly pay the applicable portion of the following amounts, if any (the portion actually earned by Company for the applicable Earnout Period, collectively referred to as the “Earnout Amount”) to Company, which payment, at the option of Purchaser, may be made by any combination of wire transfer of immediately available funds or by delivery of one or more certificates of ORBCOMM Stock equal in value to the applicable Earnout Amount (which has not been paid in cash), based on the Earnout Reference Stock Price; provided, however, that all ORBCOMM Stock issued hereunder shall be subject to the Lock-Up Period pursuant to Section 8.19.1:

4.4.3.1. Calculation and Clarification. With respect to any revenues associated with the Earnout Amounts, such revenues shall be reduced by bad debt expense in accordance with GAAP; provided that to the extent revenues associated with the Earnout Amount in a given Earnout Period are reduced by bad debt expense with respect to receivables or indebtedness that is actually collected by Purchaser during a subsequent Earnout Period (or at any time through September 30, 2019) (the “End Date”), the amount of such receivables or indebtedness so collected in a subsequent Earnout Period (or at any time prior to the End Date) shall be added to the revenues associated with the Earnout Amounts for such subsequent Earnout Period (or, if applicable, for the final Earnout Period). Notwithstanding anything to the contrary, the total of all Earnout Amounts payable (inclusive of all Earnout Periods) shall not exceed Twenty-Five Million Dollars ($25,000,000) and once such total amount has been earned in respect of any Earnout Period(s), no further Earnout Amounts shall be earned or payable for any given or subsequent Earnout Periods. The Purchaser and Company agree that the Earnout Sample Calculation shall serve as a non-exhaustive and illustrative example of the manner of calculating Earnout Amounts for the respective Earnout Periods. For purposes of calculating the Earnout Amounts for subscriptions sold on a SHAAS basis (i) the margin used to determine the New Hardware Sales Gross Profits component of SHAAS revenue shall not exceed an average of twenty-five percent (25%) during the applicable Earnout Period, and (ii) the implicit interest rate used to determine the interest component for units of inthinc Hardware Products that are sold on a SHAAS basis shall not be higher than thirteen percent (13%).

4.4.3.2. For the Earnout Period Ending December 31, 2017. So long as the sum of (A) the annualized (i.e., 4x) GAAP Service Revenues for the three (3) month period ending December 31, 2017 (the “First Earnout Period Annualized Earnout Revenues”), plus (B) the Commencement Shortfall Amount, if any, is at least Seventeen Million Five Hundred Thousand Dollars ($17,500,000), then for the First Earnout Period, Purchaser shall pay to Company an amount (up to a maximum Earnout Amount of Twenty-Five Million Dollars ($25,000,000)) equal to the positive difference, if any, between (i) the sum of (A) two (2) times the First Earnout Period Annualized Earnout Revenues, plus (B) the Commencement Shortfall Amount, if any, and (ii) the Initial Consideration. If the Earnout Amount for the First Earnout Period is not at least Two Million Dollars ($2,000,000), then the Applicable Shortfall Amount for such First Earnout Period shall no longer be earned or paid in any subsequent Earnout Period.

4.4.3.3. For the Earnout Period Ending June 30, 2018. So long as the sum of (A) the annualized (i.e. 2X) GAAP Service Revenues for the six (6) month period ending June 30, 2018 (the “Second Earnout Period Annualized Earnout Revenues”), plus (B) the Commencement Shortfall Amount, if any, is at least Seventeen Million Five Hundred Thousand Dollars ($17,500,000), then for the Second Earnout Period, Purchaser shall pay to Company an amount (up to a maximum

Earnout Amount of Twenty-Three Million Dollars ($23,000,000) equal to the positive difference, if any, between (i) the sum of (A) two (2) times the Second Earnout Period Annualized Earnout Revenues, plus (B) the Commencement Shortfall Amount, if any, and (ii) the sum of (A) the Initial Consideration, plus (B) the Earnout Amount earned for the First Earnout Period.

4.4.3.4. For the Earnout Period Ending December 31, 2018. So long as the sum of (A) the annualized (i.e. 2X) GAAP Service Revenues for the six (6) month period ending December 31, 2018 (the “Third Earnout Period Annualized Earnout Revenues”), plus (B) the Commencement Shortfall Amount, if any, is at least Seventeen Million Five Hundred Thousand Dollars ($17,500,000), then for the Third Earnout Period, Purchaser shall pay to Company an amount (up to a maximum Earnout Amount of Twenty-Three Million Dollars ($23,000,000) payable in the aggregate for such Second Earnout Period and Third Earnout Period) equal to the positive difference, if any, between (i) the sum of (A) two (2) times the Third Earnout Period Annualized Earnout Revenues, plus (B) the Commencement Shortfall Amount, if any, and (ii) the sum of (A) the Initial Consideration, plus (B) the Earnout Amount earned for the First Earnout Period, plus (C) the Earnout Amount earned for the Second Earnout Period. If the aggregate Earnout Amount for the Second Earnout Period plus the Third Earnout Period is not at least Eighteen Million Dollars ($18,000,000), then the Applicable Shortfall Amount for such Third Earnout Period shall no longer be earned or paid in any subsequent Earnout Period.

4.4.3.5. For the Earnout Period Ending June 30, 2019. So long as the sum of (A) the annualized (i.e., 12x) GAAP Service Revenues for the one (1) month period ending June 30, 2019 (the “Fourth Earnout Period Annualized Earnout Revenues”), plus (B) the Commencement Shortfall Amount, if any, is at least Seventeen Million Five Hundred Thousand Dollars ($17,500,000), then for the Fourth Earnout Period, Purchaser shall pay to Company an amount (up to a maximum Earnout Amount of Five Million Dollars ($5,000,000) payable for such Fourth Earnout Period) equal to the positive difference, if any, between (i) the sum of (A) two (2) times the Fourth Earnout Period Annualized Earnout Revenues, plus (B) the Commencement Shortfall Amount, and (ii) the sum of (A) the Initial Consideration, plus (B) the Earnout Amount earned for the First Earnout Period, plus (C) the Earnout Amount earned for the Second Earnout Period, plus (D) the Earnout Amount earned for the Third Earnout Period. After the conclusion of the Fourth Earnout Period no additional Earnout Amounts shall be available to be earned or paid.

4.4.3.6. Purchaser Covenants. During the Earnout Periods, Purchaser shall (and ORBCOMM shall cause Purchaser to):

4.4.3.6.1. (a) not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing the Earnout Amount or any of the payments with respect thereto, and (b) use commercially reasonable efforts to market and sell the services of the Business in an attempt to increase sales of inthinc Software and Services; provided that the foregoing shall not obligate the Purchaser (i) to take actions that Purchaser reasonably believes would not be profitable or contrary to its reasonable business judgment, or (ii) to sell any inthinc Software and Services below Sellers’ historical margins for such software or services;

4.4.3.6.2. maintain accurate accounting records for the Business for purposes of determining the GAAP Service Revenues;

4.4.3.6.3. provide Sellers with (a) quarterly calculations of estimated GAAP Service Revenues within sixty (60) days after the end of each calendar quarter (except that for the year-end quarter the period shall be ninety (90) days), which calculations shall be in a manner consistent with ORBCOMM’s historical accounting practices and procedures in accordance with GAAP and the provisions of Section 4.4.3.1 above, and (b) upon the reasonable request by the Company, from time to time, within ten (10) Business Days after such request, a list of SKUs (with a reasonable description of such SKUs) maintained by Purchaser that are applicable to inthinc Software and Services that are then offered by Purchaser, along with a list of software and services that use any of the inthinc-Specific Modules, are Based Principally on the Owned Intellectual Property, and/or that use more than a de minimis amount of the Owned Intellectual Property; provided that the foregoing disclosures shall not be deemed in any way to alter the basis upon which any Earnout Amounts are payable;

4.4.3.6.4. not sell, outside the Ordinary Course of Business, any of the Purchased Assets that directly produce a recurring revenue stream where such sale (whether in a single transaction or series of related transactions) would reasonably be expected to lower the Earnout Amounts in any material respect, or wind up the Business; provided that the foregoing shall not prohibit a sale of all or substantially all of the Purchased Assets used in the Business so long as the acquirer or successor entity in such sale acknowledges in writing that it remains obligated to comply with the Earnout Amount payment obligations hereunder; and

4.4.3.6.5. not enter into any subscription, sales or other transactions with Affiliates of Purchaser for ultimate distribution to third parties involving inthinc Software and Services, other than Inter-Company Sales.

4.5. Uncollected Receivables. If, after the Closing Date, Sellers shall receive any remittance from any account debtors with respect to the Closing Accounts Receivable, Sellers shall, no later than three (3) Business Days after receipt, forward such remittance to Purchaser; and if Purchaser shall receive any remittance from any account debtors with respect to any Receivables not purchased at Closing, Purchaser shall send the remittance to the respective Seller. Company and Purchaser shall no later than the third (3rd) Business Day of each month, until the one (1)-year anniversary of the Closing Date, report to the other party whether it has received (and the amount of) any such remittance from any account debtors with respect to (a) the Closing Accounts Receivable, in the case of Company’s obligation, and (b) Receivables not purchased at Closing, in the case of Purchaser’s obligation. Each remittance shall include among other things, the amount received by customer, the invoice number paid, etc. in order for each party to be able to record such remittance in its books and records.

4.6. Allocation of Purchase Price. Purchaser and Sellers agree that the Purchase Price shall be allocated among the Purchased Assets for Tax purposes in accordance with the principles set forth on Schedule 4.6, and applicable Law. A draft of the final allocation (the “Allocation Schedule”) shall be prepared by Purchaser and delivered to Sellers prior to the end of the year in which the Closing Date falls. If Company notifies Purchaser in writing that Sellers object to one or more items reflected in the Allocation Schedule, Company and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Company and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following receipt of the draft Allocation Schedule, such dispute shall be resolved by the Independent Accounting Firm (selected in accordance with the procedures set forth in Section 4.3.22). The fees and expenses of the Independent Accounting Firm shall be borne equally by Company and Purchaser. Purchaser and Company shall file all Tax Returns (including amended returns and claims for refund), information reports, and IRS Form 8594 and any similar forms required by any other Governmental Authority in a manner consistent with the Allocation Schedule, unless otherwise required by applicable Law. Any adjustments to the Purchase Price herein shall be allocated pursuant to Treasury Regulation Section 1.1060-1(e)(1)(ii)(B) in a manner consistent with the Allocation Schedule.

4.7. Withholding Tax and Tax Payments. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes, if any, that Purchaser is required to deduct and withhold or that are otherwise payable by Purchaser on Company’s behalf under any provision of Tax Law. All such withheld or payable amounts shall be treated as delivered to Company hereunder.

ARTICLE 5

THE CLOSING

5.1. The Closing. The closing of the transactions contemplated in this Agreement (“Closing”) shall take place via teleconference at 10:00 a.m. EST on the date hereof. On the Closing Date, each of the parties shall execute and deliver originals (or copies by facsimile or other electronic means) of each of the documents to be delivered hereunder. This Agreement and each of the documents to be delivered hereunder, to the extent signed and delivered by means of a facsimile machine or other electronic delivery of an image file reflecting the execution hereof, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. As soon as practicable following the Closing, each party shall deliver original forms of the executed agreements to the other party, if not previously delivered.

5.2. Closing Date. For purposes of this Agreement, the term “Closing Date” shall mean 12:01a.m. on the date hereof.

5.3. Deliveries by Sellers. At Closing, the Sellers shall deliver or cause to be delivered the following to Purchaser, each in form and substance satisfactory to Purchaser:

5.3.1. an Escrow Agreement (the “Escrow Agreement”) from each of the Sellers and the Escrow Agent;

5.3.2. a Bill of Sale, Assignment and Assumption Agreement from each of the Sellers, and patent, trademark and copyright assignments from each of the Sellers;

5.3.3. possession and control of all of the files, documents, papers, agreements, books of account and records pertaining to the Purchased Assets and the Business in the possession or under the control of Sellers, provided that when such items also pertain to Retained Assets furnishing true and correct copies of such items in the possession and under the control of the Sellers shall be sufficient;

5.3.4. actual possession and operating control of the Purchased Assets;

5.3.5. copies, certified by Sellers, of resolutions of the respective shareholders, members, Board of Directors and Board of Managers of Sellers authorizing the execution, delivery and performance of this Agreement and all actions necessary or reasonably required to consummate the transactions contemplated herein including the Requisite Stockholder Approval;

5.3.6. a certificate (the “Certificate of Indebtedness”) from Sellers certifying as to (a) the amount of all Indebtedness of Sellers outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon, and (b) the aggregate amount of customer deposits (if any) held by Sellers as of the Closing Date;

5.3.7. pay-off letters and lien discharges (or agreements therefor) reasonably satisfactory to Purchaser from each creditor listed on the Certificate of Indebtedness, which shall include those creditors listed on Schedule 6.8.1;

5.3.8. an Assignment and Assumption Agreement from each of the Sellers with respect to each lease together with an estoppel certificate executed by each lessor of the Leased Real Property;

5.3.9. a list of each Product type covered by the written warranty policy attached to Schedule 6.17.3, as of the Closing;

5.3.10. copies of the notices to, permits, authorizations, approvals, consents and waivers from any Governmental Authority and all third party consents set forth on Schedule 5.3.10;

5.3.11. a written agreement with Purchaser (containing, among other things, non-disclosure and non-competition covenants related to employment) with respect to each Key Employee’s services to Purchaser;

5.3.12. a restrictive covenants agreement from Todd Follmer related to the Restricted Business and the products and services offered as of Closing by Sellers;

5.3.13. a certificate from each Seller certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code; and

5.3.14. copies of assignments and other appropriate transfer documents to the applicable Seller with respect to all Owned Intellectual Property and any other Intellectual Property held by the Sellers or any Affiliate of the Sellers that has not prior to the date of this Agreement been assigned and transferred to Sellers.

5.4. Deliveries by Purchaser. At Closing, Purchaser shall deliver or cause to be delivered the following to the Company or the other Sellers, as applicable, each in form and substance satisfactory to Sellers:

5.4.1. the Closing Payment Amount and other items required to be paid or delivered at Closing as set forth in Section 4.2;

5.4.2. the Escrow Agreement from the Purchaser;

5.4.3. such instruments of assumption and other documents from Purchaser, to effect Purchaser’s assumption of the Assumed Liabilities;

5.4.4. copies, certified by an officer of Purchaser, of resolutions of Purchaser’s Board of Directors authorizing the execution, delivery and performance of this Agreement and all actions necessary or reasonably required to consummate the transactions contemplated herein; and

5.4.5. a “buyer’s” representations and warranties insurance policy from the R&W Insurance Provider (the “R&W Insurance Policy”), effective as of the Closing, the final form of which is attached hereto as Exhibit 5.4.5, insuring Purchaser for Losses due to breaches of representations and warranties of Sellers under Article 6 and which excludes any right of subrogation against the Company and the Sellers (except for claims of fraud as defined in the R&W Insurance Policy).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers, jointly and severally, hereby represents and warrants to Purchaser, as follows:

6.1. Due Organization and Authority; Subsidiaries.

6.1.1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and heretofore conducted. No shares of capital stock or other securities of any other Person are included in the Purchased Assets. None of the Sellers, individually or in the aggregate, holds fifteen percent (15%) or more of the outstanding voting stock of ORBCOMM.

6.1.2. Each of the Sellers (other than the Company, which is addressed in Section 6.1.1. above) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the state, country or other jurisdiction of its organization and has all requisite corporate or other entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being and heretofore conducted.

6.2. Qualification. Each of the Sellers is duly qualified or otherwise authorized as a foreign corporation to transact business in each state or other jurisdiction set forth in Schedule 6.2, which are the only jurisdictions in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such qualification necessary, except where the failure to be so qualified or otherwise authorized would not have, individually or in the aggregate, a Material Adverse Effect.

6.3. Organizational Documents and Sellers Records. Each of the Sellers has heretofore made available to Purchaser true and complete copies of such Seller’s Organizational Documents. The minute book(s) of Sellers have been made available to Purchaser for its inspection. The shareholder and membership records of Sellers which have been made available to Purchaser for its inspection are true and complete in all material respects.

6.4. Financial Statements.

6.4.1. The consolidated balance sheets of Sellers as of December 31, 2016, and December 31, 2015, and the related statements of operations, stockholders’ equity and cash flows for the years then ended have been delivered to Purchaser and final and complete copies thereof are attached hereto as Exhibit 6.4.1, and present fairly in all material respects the financial condition of Sellers as of such dates and the results of operations and cash flows of Sellers for the years then ended, in each case in accordance with GAAP consistently applied for the periods covered thereby. The foregoing consolidated financial statements of Sellers are sometimes herein called the “Financial Statements,” the consolidated balance sheet included in the Financial Statements as of December 31, 2016 is sometimes herein called the “Balance Sheet” and the date of the Balance Sheet is sometimes herein called the “Balance Sheet Date.”

6.4.2. The consolidated balance sheet of Sellers as of March 31, 2017 (and the related income statement and cash flow statement for the year-to-date period then ended), have been delivered to Purchaser and final and complete copies thereof are attached hereto as Exhibit 6.4.2, and present fairly in all material respects the financial condition of Sellers as at such date and the results of operations of Sellers for the year-to-date period then ended, in each case in conformity with GAAP applied on a basis consistent with that of the Financial Statements except for the omission of notes thereto that are otherwise required and subject to the normal year-end adjustments consistent with past practice. The foregoing unaudited consolidated financial statements of Sellers are sometimes herein called the “Interim Financials,” the balance sheet included in the Interim Financials is sometimes herein called the “Interim Balance Sheet” and the date of the Interim Balance Sheet is sometimes herein called the “Interim Balance Sheet Date”.

6.5. Authority to Execute and Perform Agreement. Each of the Sellers has the legal right, company or corporate power and all company or corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. Each of the Sellers has obtained all necessary shareholder or equity holder approval (including in the case of the Company, the Requisite Stockholder Approval) to authorize this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement and each of the other agreements being delivered by Sellers at the Closing have been duly authorized by all necessary corporate or company action and have been or will have been duly executed and delivered by each of the Sellers and (assuming the due authorization, execution and delivery hereof by Purchaser) are or will be when executed and delivered valid and binding obligations of each of the Sellers enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exceptions”).

6.5.1. Except as set forth on Schedule 6.5.1, any filings as may be required under the HSR Act, and the expiration or termination of the waiting period under the HSR Act, the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Organizational Documents of Sellers; (ii) violate any agreement between Sellers and all or any of its members; (iii) require Sellers to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person (other than with respect to customary customer Contracts that require reasonable prior notice to be provided concerning the consummation of the transactions contemplated hereby); (iv) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to terminate, cancel or accelerate any obligation or to receive any material benefit under or constitute (or with notice or lapse of time or both would constitute) a default under any Material Contract of Sellers or material Permit; (v) result in the creation of any Lien, other than Permitted Liens, upon the Purchased Assets; (vi) violate any Order against, or binding upon, any of the Sellers or its properties or the Business; or (vii) violate any Law; except in the cases of clauses (iii), (iv) and (vii), where the violation, breach, conflict, default, modification, termination, acceleration or failure to give notice or obtain consent would not result in a liability to Sellers in excess of $25,000.

6.6. Absence of Certain Liabilities. Except as set forth on Schedule 6.6, Sellers have no Liabilities as of the date hereof except for Liabilities (i) disclosed herein, in the Financial Statements and the Interim Financials, (ii) that were incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, or (iii) that individually are not in excess of $25,000.

6.7. Absence of Certain Changes or Events. Except as contemplated by this Agreement or set forth on Schedule 6.7 since the Balance Sheet Date, there has not been:

6.7.1. any amendment to Company’s or any other Seller’s Organizational Documents;

6.7.2. any merger or consolidation of any of the Sellers with or into any Person;

6.7.3. any change or agreement to change in any material manner the character of Company’s or any other Seller’s Business;

6.7.4. a waiver of any material right under any Assumed Contract of Sellers except in the Ordinary Course of Business;

6.7.5. any loan or advance made to any of the Sellers’ shareholders, members, managers, officers, consultants, agents or Current Employees (other than travel and expense advances made in the Ordinary Course of Business or any loan or advance made pursuant to a Plan), or any other loan or advance made otherwise than in the Ordinary Course of Business;

6.7.6. any documents or written representations filed by Sellers with the United States Patent and Trademark Office or the patent or trademark office of any foreign country;

6.7.7. any material changes to Sellers’ business policies, including, but not limited to advertising, marketing, pricing, purchasing, personnel, sales, budget or product acquisition policies;

6.7.8. any payment, direct or indirect, of any of Sellers’ Liabilities more than thirty (30) days before the same became due in accordance with its terms or otherwise, other than in the Ordinary Course of Business;

6.7.9. any material loss (whether by damage or destruction, in the nature of a casualty loss or otherwise, and whether covered by insurance or not), affecting any Purchased Asset;

6.7.10. any actual or threatened strike or any material labor dispute;

6.7.11. any loss or threatened loss (in writing) of any material Permit enjoyed or formerly held or enjoyed by Sellers;

6.7.12. the creation or imposition of any Lien upon any of the Purchased Assets, except for Permitted Liens;

6.7.13. any sale, transfer or other disposition of any material asset of the Business, excluding sales of Inventory or products in the Ordinary Course of Business,

6.7.14. any cancellation of any material Indebtedness or claim of the Business, except in the Ordinary Course of Business;

6.7.15. any material increase in (i) the compensation or other direct or indirect remuneration payable to any officer or employee of the Business, (ii) any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement, or (iii) the benefits payable under any employment or consulting agreement, other than (A) any such contributions to a Plan or Benefit Arrangement that are regularly scheduled or are required pursuant to the terms of such Plan or Benefit Arrangement or by applicable Law, or (B) any such increases in the Ordinary Course of Business;

6.7.16. adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Plan or Benefit Arrangement, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral, other than in the Ordinary Course of Business or as required by applicable Law;

6.7.17. any termination (whether by discharge, retirement or otherwise) of any officer or employee of the Business or any notice to so terminate given to or received by any of the foregoing;

6.7.18. any termination or failure to renew or any request to materially modify, or receipt of a written threat to terminate or refusal to renew or request to materially modify, any Material Contract between a Seller and any customer or material supplier of goods or services to the Business;

6.7.19. any engagement by the Business in any other material transaction other than in the Ordinary Course of Business;

6.7.20. any material change in or material noncompliance with the accounting principles or practices of Sellers;

6.7.21. except for Retained Liabilities, any Indebtedness, Liability or other obligation (whether absolute, accrued, contingent or otherwise) incurred by Sellers or the Business or any transaction entered into by Sellers, other than in the Ordinary Course of Business, or any material guarantee by Sellers or the Business of any Indebtedness, Liability or other obligation of any other Person;

6.7.22. any material capital expenditure, addition or improvement made by or on behalf of Sellers with respect to any single expenditure, addition or improvement of the Business;

6.7.23. any material write-off as uncollectible of any Receivables other than in the Ordinary Course of Business;

6.7.24. any agreement or commitment by Sellers or the Business to do any of the foregoing; or

6.7.25. any Material Adverse Effect.

6.8. Title to Assets and Properties; Condition.

6.8.1. Except as set forth in Schedule 6.8.1, each Seller has good title to all interests, or a valid leasehold interest (as to any leased assets), in the Purchased Assets, free and clear of all Liens except Permitted Liens. Except as set forth in Schedule 6.8.1, the Purchased Assets are all of the assets, properties and agreements which are used in or are reasonably necessary to carry on the Business and operations as presently conducted. This Section 6.8.1 does not address title to Intellectual Property, title to Intellectual Property being the subject of Section 6.10.

6.8.2. The tangible personal property included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted.

6.9. Permits and Licenses. Each Seller has obtained and is in material compliance with all Permits that are necessary for the conduct of the Business as presently conducted, and such Permits are in full force and effect, except where the failure to obtain such Permits would not result in a liability to Sellers in excess of $25,000.

6.10. Intellectual Property.

6.10.1. Set forth in Schedule 6.10.1 is an accurate and complete list of (i) all Owned Intellectual Property that is registered or is the subject of a pending application for registration, indicating for each the registration or application number, filing jurisdiction, and date of issue or filing, and (ii) all written invention disclosures related to the Business.

6.10.2. Set forth in Schedule 6.10.2 is an accurate and complete list of all Intellectual Property licenses that are currently in effect and licensed from a third party and currently used in connection with conduct of the Business (the “Licenses In”), excluding Software licenses that can be purchased from wholesale or retail distributors for less than $5,000 per year and so called “shrink wrap” licenses and other licenses accepted by Sellers online without saving a separate written copy.    Also set forth in 6.10.2 is an accurate and complete list of all third party protocol licenses, issued by refrigerated transport unit original equipment manufacturers, allowing electronic access to their equipment (the “Protocol Licenses”). The use by Sellers of all such third party protocols is without royalty. Sellers have made available to Purchaser copies of all Licenses In and Protocol Licenses set forth in Schedule 6.10.2.

6.10.3. Set forth in Schedule 6.10.3 is an accurate and complete list of all currently effective licenses permitting a third party to use any portion of the Owned Intellectual Property (the “Licenses Out”), and Sellers have made available to Purchaser copies of all agreements granting any License Out set forth in Schedule 6.10.3. No third party (including, without limitation, any Governmental Authority or any educational or research organization) has a license to or other rights in any Owned Intellectual Property by virtue of having provided funding for its development.

6.10.4. Set forth in Schedule 6.10.4 is a list of all contracts or agreements to which any Seller is a party, not otherwise listed in Schedules 6.10.1, 6.10.2, or 6.10.3, that govern, define or limit Company’s rights to sell, license or transfer, or govern or limit Company’s use, exploitation, development, or commercialization of, any Owned Intellectual Property.

6.10.5. Set forth in Schedule 6.10.5 is an accurate and complete list of each Product type.

6.10.6. Except as disclosed in Schedule 6.10.6:

6.10.6.1. Sellers own the Owned Intellectual Property free and clear of any Liens (other than Permitted Liens), and, to Sellers’ Knowledge, claims or rights (other than Licenses Out) of third parties (including without limitation the right of any other party to grant a license with respect to any Owned Intellectual Property), and Sellers own or have, and can and will upon Closing transfer to Purchaser, sufficient rights in the Owned Intellectual Property to operate the Business as currently conducted.

6.10.6.2. Except as set forth on Schedule 6.10.6.2, to Sellers’ Knowledge, no third party is infringing, violating, misusing or misappropriating, or using without written authorization from Sellers, any Owned Intellectual Property. To Sellers’ Knowledge, no notice of any such claim has been made by any third party in writing to Sellers in the previous three (3) years.

6.10.6.3. To Sellers’ Knowledge, no claim of invalidity, misappropriation or ownership with respect to the Owned Intellectual Property has been received in writing by any of the Sellers from any third party in the previous three (3) years and no Owned Intellectual Property is the subject of any pending or, to Sellers’ Knowledge, threatened action to such effect. To Sellers’ Knowledge, there exists no prior act that would void, invalidate, or render unenforceable any material Owned Intellectual Property.

6.10.6.4. To Sellers’ Knowledge, no person or entity has asserted in a writing received by any of the Sellers that, with respect to any Owned Intellectual Property or the Products, Sellers are infringing or have infringed any domestic or foreign patent, trademark, service mark, trade name, trade dress or copyright or design right, or have misappropriated or improperly used or disclosed any trade secret, confidential information or know-how. To Sellers’ Knowledge, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any of the Owned Intellectual Property or Products in the countries where the Business currently operates does not infringe any domestic or applicable foreign patent, trademark, service mark, trade name, or copyright registered under applicable Law in any such country by a third party, or, to Sellers’ Knowledge, does not involve the misappropriation or improper use or disclosure of any trade secrets.

6.10.6.5. All fees, annuities, royalties, honoraria and other payments which are due from Sellers on or before the date of this Agreement for any of the Owned Intellectual Property or any License In have been paid, and, no Seller is currently in default under any License In.

6.10.6.6. All fees, annuities, royalties, honoraria, or other payments which are due to Sellers on or before the date of this Agreement under any License Out have been paid and, to the Sellers’ Knowledge, no licensee is currently in default under any License Out.

6.10.6.7. The Purchased Assets will provide Purchaser, as of the Closing Date, with rights in Intellectual Property sufficient to permit Purchaser to operate the Business in substantially the same manner as it is presently conducted by Sellers, including without limitation the design, manufacture, testing, sale or distribution of the Products as presently conducted. No Affiliate of the Sellers (other than another Seller) owns or has any rights in any Intellectual Property which is used in or is reasonably necessary to carry on the Business and operations of Sellers as presently conducted.

6.10.6.7.1. Except as set forth on Schedule 6.10.6.7.1, all of the Owned Intellectual Property was developed (i) by employees of Sellers or its predecessors within the scope of their employment or as a work for hire at the time of such development or pursuant to executed instruments of assignment or other applicable documents that have the effect under applicable law of assigning to Sellers or vesting ownership in Sellers of the subject Owned Intellectual Property or (ii) by officers, directors, agents, consultants, independent contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of Sellers or its predecessors that as assignee have transferred to Sellers or its predecessors the ownership of the subject Owned Intellectual Property. No present or former employee has any right, title or interest, directly or indirectly, in whole or in part in any Owned Intellectual Property.

6.10.6.8. The execution, delivery and performance of this Agreement by Sellers, and the consummation of the transactions contemplated hereby, will not breach, violate or conflict in any material respect with any instrument or agreement relating to the Owned Intellectual Property to which any of the Sellers is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Owned Intellectual Property or in any way impair the right of Sellers in any material respects to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Owned Intellectual Property.

6.10.6.9. Each of the Sellers has taken commercially reasonable and appropriate steps to comply with marking and notice requirements imposed under applicable Law and, to Sellers’ Knowledge, no such rights, including any rights to prevent third parties from using Owned Intellectual Property, have been lost, or is reasonably expected to be lost, through failure to so act by Sellers. Each of the Sellers has taken commercially reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, and to the extent required by applicable Law, patent applications and their related inventions prior to the issuance of a patent contained in the Owned Intellectual Property (including entering into appropriate confidentiality and nondisclosure agreements with all appropriate officers, stockholders, directors, employees of Sellers and any third-parties to which the same have been disclosed). Each of the Sellers has taken reasonable and appropriate steps to safeguard and maintain ownership of all trade secrets, copyrights and patents contained in the Owned Intellectual Property (including entering into appropriate agreements with all appropriate officers, stockholders, directors, employees and third-party consultants of the Sellers as reasonably necessary to safeguard, maintain and vest ownership of such rights in Sellers).

6.10.6.10. The Owned Software: (i) is not dependent on any Software (other than Licenses In and other Owned Software) in order to operate in the manner for which it is intended; and (ii) except as stated in Schedule 6.10.6, is not licensed, in whole or in part, pursuant to an open source Software license. Except as stated in Schedule 6.10.6, none of the Owned Software developed by or on behalf of Sellers (the “Developed Software”) incorporates any open source Software or freeware, nor is any open source Software used by Sellers in a manner that requires contribution of any portion of any Developed Software or Product to any third party, including to the open source Software community. To the Seller’s Knowledge, there are no defects in the Developed Software currently marketed by the Sellers, or in the Software licensed by Sellers from third parties that is currently marketed by the Sellers that, in either such case, would prevent or materially impair the ability of Purchaser to conduct the Business as of the Closing Date as such Business is currently conducted by Sellers. To the Seller’s Knowledge, there are no viruses, worms, Trojan horses or similar harmful code in the Developed Software currently marketed by the Sellers or in the Software licensed by Sellers from third parties that is currently marketed by the Sellers. Except as stated in Schedule 6.10.6, Sellers own all of the Source Code and Object Code comprising the Developed Software.

6.10.7. Except as set forth in Schedule 6.10.7, no Seller is subject to any agreement prohibiting or restricting its right to use the data generated or transmitted over Company’s network, including, without limitation, the right to aggregate, analyze and commercialize the data and products derived therefrom, without any payment to or consent of any other Person.

6.10.8. No Seller is subject to any condition or restriction that could reasonably be expected to result in the release or transfer of any of the Owned Intellectual Property to a third party.

6.11. No Conflict of Interest. Except as set forth in Schedule 6.11, to Sellers’ Knowledge, no officer, manager, general partner, director, member, stockholder or Affiliate of the Sellers:

6.11.1. owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, employee or consultant of, any person which is, or is engaged in business as, a lessor, lessee, supplier, distributor, sales agent or customer of the Business;

6.11.2. owns, directly or indirectly, in whole or in part, any property that Sellers use in the conduct of the Business, including, without limitation, any Intellectual Property;

6.11.3. has any cause of action or other claim against, or owes an amount greater than $25,000 to, the Business, except for claims in the Ordinary Course of Business such as for accrued vacation pay, accrued benefits under employee benefit plans, travel allowances and similar matters and Contracts existing on the date hereof;

6.11.4. has any Contract with, or any outstanding loan to or from, the Sellers or the Business each in an amount greater than $25,000; or

6.11.5. has any interest in the Purchased Assets, including without limitation, any Intellectual Property within the scope of the Purchased Assets.

6.12. Labor Relations; Officers and Employees.

6.12.1. No Seller is (or has been within the last five (5) years) a party to, or engaged in negotiating, any collective bargaining agreement. No Seller is the subject of any claim which is pending or, to Sellers’ Knowledge, threatened asserting that any of the Sellers has discriminated or committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state or foreign Laws) or seeking to compel any Seller to bargain with any labor organization as to wages and conditions of employment. No strike or other labor dispute involving Sellers is pending or, to Sellers’ Knowledge, threatened, and there is no activity involving any employees of Sellers seeking to certify a collective bargaining unit or, to Sellers’ Knowledge, engaging in any other organization activity.

6.12.2. Copies of any employment agreements and total compensation for the Key Employees have previously been provided to Purchaser. Except with respect to each Key Employee, Schedule 6.12 sets forth a list of all written agreements with any officer, director, employee, consultant or other representative of Sellers involved in the Business and the total compensation (separately stating salary and bonus or other compensation) payable to each of them, including any fringe benefits (other than those made available to employees generally) provided to each of them that provide for employment or engagement for any term or any payments or commitments to pay any severance or termination pay. None of such persons has notified Sellers that he or she will terminate such person’s relationship with Sellers. There are no unwritten agreements binding on Sellers with respect to any of the matters referenced in this Section 6.12.2. A separate list including the name and total compensation of each officer of Sellers involved in the Business, and the name and total compensation of each other employee or independent contractor of Sellers involved in the Business has been provided by Sellers to Purchaser.

6.13. Employee Benefits.

6.13.1. Schedule 6.13.1 contains a list of each Plan, each Multiemployer Plan, and each material Benefit Arrangement.

6.13.2. To Sellers’ Knowledge, there is no investigation by any Governmental Authority and, to Sellers’ Knowledge, there is no other action, suit or claim pending (except routine claims for benefits payable in the normal operation of the Plans, other than claims which if adversely determined, would not reasonably be expected to result in a liability to Sellers in excess of $25,000), or to the Sellers’ Knowledge, threatened against any Plan or Benefit Arrangement or against the assets of any Plan.

6.13.3. No Plan or Benefit Arrangement (i) is a “defined benefit plan” (as defined in Section (3)(35) of ERISA) or subject to Part 3 of Title I of ERISA or Section 412 of the Code or Title IV of ERISA, (ii) is a Multiemployer Plan, (iii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) is a self-insured medical benefit plan. No Seller or any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied.

6.13.4. All Plans and Benefit Arrangements comply and have complied with applicable provisions of their terms, the Code, ERISA and other applicable Laws, in all material respects, except as disclosed on Schedule 6.13.4 or where such non-compliance would not reasonably be expected to result in a liability to Sellers in excess of $25,000.

6.13.5. To Sellers’ Knowledge, no Seller nor any other disqualified person (as defined in Section 4975 of the Code) or party in interest (as defined in Section 3(14) of ERISA) has engaged in any non-exempt prohibited transaction with respect to any Plan and there is no pending assertion of the occurrence of any such transaction.

6.13.6. Each Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable opinion or determination letter from the Internal Revenue Service as to its tax-qualified status under the Code and, to Sellers’ Knowledge, nothing has occurred since the date of such favorable opinion or determination letter which is reasonably expected to adversely affect the qualified status of such Plan.

6.13.7. Except as disclosed on Schedule 6.13.7, all contributions required to be made to each Plan under the terms of such Plan, ERISA, the Code or other applicable Law for all periods prior to the Closing Date have been timely made (and those contributions noted on Schedule 6.13.7 as not having been timely made have since been made in full), and all premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each Plan that is an employee welfare benefit plan, except in each case where such non-compliance would not reasonably be expected to result in a liability to Sellers in excess of $25,000.

6.13.8. Sellers comply in all material respects with the applicable requirements of Section 4980B(f) of the Code (and similar applicable state Laws) and the applicable provisions of the Patient Protection and Affordable Care Act of 2010 with respect to each Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code).

6.13.9. No Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of Sellers, other than continuation coverage required by Section 4980B of the Code or Sections 601 to 608 of ERISA or other similar state laws (“COBRA”).

6.14. Environmental Matters. Except as disclosed in Schedule 6.14 or as would not result in a liability to Sellers in excess of $25,000:

6.14.1. Each Seller, including with respect of the operations of the Business, the Purchased Assets and, without limitation, the Leased Real Property, is in compliance with all Environmental Laws and all Permits required thereunder;

6.14.2. No Seller is subject to any Order, and has not agreed to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law;

6.14.3. No Seller has (A) released or disposed of any Hazardous Substance on, to, under or at the Leased Real Property or at any other location in violation of applicable Environmental Law, or (B) received any request for information or written notice requiring the removal of Hazardous Substances from the Leased Real Property or other real property;

6.14.4. There are no Environmental Claims pending or, to Sellers’ Knowledge, threatened against or involving any Seller, the Business, the Leased Real Property or any real property formerly used, owned or leased by Sellers or the Business, or otherwise related to any Environmental Liability of Sellers or the Business;

6.14.5. None of the Sellers or the Business has used asbestos-containing material in its operations or products; and

6.14.6. No Seller has entered into or agreed with any Governmental Authority pursuant to any Environmental Law regarding the imposition of any Lien or limitation on the future use of the Leased Real Property.

6.15. Taxes.

6.15.1. Except as otherwise provided in Schedule 6.15, all Tax Returns in respect of any Pre-Closing Tax Period required to be filed by Sellers prior to the Closing Date have been or will be filed in a timely manner and are or will be true, complete and correct in all material respects, and all Taxes in respect of any Pre-Closing Tax Period (whether or not such Taxes were shown or required to be shown on a Tax Return), including all Taxes for which a notice of assessment or demand for payment has been received, have been or will be timely and fully paid.

6.15.2. Except as provided in Schedule 6.15, no penalties or other charges are or will become due with respect to the late filing of any Tax Return required to be filed on or before the Closing Date.

6.15.3. Except as otherwise provided in Schedule 6.15, there are no Tax Liens imposed on any property or assets of Seller. No deficiencies for any Tax liability of Sellers have been proposed, asserted or assessed which remain unpaid.

6.15.4. With respect to all Tax Returns: (A) except as set forth on Schedule 6.15, there is no action, suit, proceeding, investigation, audit or claim pending or in progress or, to Sellers’ Knowledge, threatened regarding any Taxes relating to Sellers or any group of affiliated corporations or companies of which any Seller is now or was formerly a member, for any Pre-Closing Tax Period; and (B) no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

6.15.5. Schedule 6.15 sets forth the status of the audits of the United States Federal income Tax Returns of Sellers for each taxable year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made by Sellers with respect thereto. Each such return for which the audit has not been completed accurately reflects the amount of liability for Taxes thereunder in all material respects and makes all material disclosures required by the Code and regulations thereunder and other applicable provisions of Law. Except as set forth on Schedule 6.15, no Seller has agreed to, or is required to, make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise.

6.15.6. Schedule 6.15 sets forth the status of the audits of state, local and foreign Tax Returns of Sellers for each taxable year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to tax, interest and penalties that have been made or proposed, and the amounts of any payments made by Sellers with respect thereto. Each such Tax Return for which the audit has not been completed accurately reflects the amount of liability for Taxes thereunder in all material respects and makes all material disclosures required by applicable provisions of Law.

6.15.7. Except as set forth on Schedule 6.15, all Taxes that Sellers are required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate Governmental Authorities to the extent due and payable.

6.15.8. No Seller has been or is included in any consolidated, affiliated, combined, unitary, aggregate or other similar Tax Returns.

6.15.9. Except as set forth in Schedule 6.15, no power of attorney is currently in effect, and no Tax ruling has been requested of any Governmental Authority, with respect to any Tax matter relating to any Seller.

6.16. Legal Proceedings. There are no outstanding Orders against or involving Sellers or the Business or any Seller’s properties involved in the Business. Except as set forth on Schedule 6.16, there are no actions, suits, claims or legal, administrative or arbitral proceedings or, to Sellers’ Knowledge, investigations (collectively, “Claims”) (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to Sellers’ Knowledge, threatened, against or involving Sellers or any of the Purchased Assets. To Sellers’ Knowledge, there is no fact, event or circumstance that would reasonably be expected to give rise to any Claim that would be required to be set forth on Schedule 6.16 if currently pending or threatened. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 6.16 have been timely and duly given and, to Sellers’ Knowledge, no insurance company has asserted that such Claim is not covered by the applicable policy relating to such Claim. Except as set forth on Schedule 6.16, there are not any product liability Claims (other than routine warranty claims in the Ordinary Course of Business) pending against or involving Sellers or any product manufactured, marketed or distributed at any time by Seller.

6.17. Material Contracts.

6.17.1. Schedule 6.17 contains a complete and accurate list of each of the following Contracts now in effect to the extent not set forth on Schedules 6.10.1, 6.10.2, 6.10.3, 6.10.4, or 6.12:

6.17.1.1. all Contracts that provide for payment or receipt by Sellers in connection with the Business of more than $50,000 per year, including any such Contracts with vendors, suppliers, customers or clients;

6.17.1.2. all Contracts relating to Indebtedness or granting a Lien (other than Permitted Liens) on any of the Purchased Assets;

6.17.1.3. all Contracts that limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

6.17.1.4. all Real Property Leases;

6.17.1.5. all Contracts with employees, officers, directors, and independent contractors providing services to the Business under which any Seller is obligated to make payments in excess of $25,000 annually;

6.17.1.6. all license agreements, franchise agreements or agreements in respect of similar rights granted to or held by Sellers, except for Software licenses excluded from Schedule 6.10.2 in accordance with Section 6.10.2;

6.17.1.7. all joint venture, partnership, co-development or similar Contracts;

6.17.1.8. all Contracts pursuant to which Sellers undertakes any indemnification obligation, other than under customary customer license agreements, customer service agreements or Real Property Leases that are in each case entered into in the Ordinary Course of Business;

6.17.1.9. all Contracts pursuant to which Sellers has a beneficial interest in any confidentiality, non-competition, or non-solicitation covenant of any Person, any assignment to Sellers or vesting of ownership in Sellers of any Intellectual Property;

6.17.1.10. all requirements Contracts or Contracts providing for an exclusive supplier, dealer, agency or similar relationship; and

6.17.1.11. any other Contract that is material to the Business taken as a whole and not otherwise disclosed in Schedule 6.17.

6.17.2. Each of the Sellers has delivered to Purchaser correct and complete copies of all of the Contracts set forth on Schedules 6.10.1, 6.10.2, 6.10.3, 6.10.4, 6.12, and 6.17 (the “Material Contracts”). All of the Material Contracts were entered into in bona fide transactions in the Ordinary Course of Business and are valid and binding upon Sellers and, to Sellers’ Knowledge, the parties thereto, in accordance with their terms and are in full force and effect, subject to the Bankruptcy and Equity Exceptions. Sellers are not in default under any of the Material Contracts, nor, to the Knowledge of Sellers, does any condition exist that with, notice or lapse of time or both would constitute a material default thereunder. To Sellers’ Knowledge, no other party to any Material Contract is in default thereunder in any material respect, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder.

6.17.3. Schedule 6.17.3 contains the written warranty policies given by Sellers to its customers in the Ordinary Course of Business in connection with Products sold or manufactured by Sellers prior to the Closing Date. Schedule 6.17.3 also sets out all material warranty claims currently pending against Sellers and a true and correct statement of the actual warranty expenses incurred by Sellers in each of its fiscal years ending December 31, 2015, and December 31, 2016. No warranties to customers exist other than as stated in Schedule 6.17.3. No Seller has at any time prior to the date hereof conducted any product recall, or taken any other similar action (whether voluntary or required by law), with respect to any Products, except as would not result in a material liability to Sellers.

6.17.4. Except as set forth on Schedule 6.17.4, each of the Material Contracts has been reduced to writing.

6.17.5. Schedule 6.17.5 hereto sets forth the ten (10) largest suppliers and ten (10) largest customers of the Business, based on the dollar amount of purchase and sales for the twelve (12) month period ended on December 31, 2016. To Sellers’ Knowledge, the relationships of Sellers with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 6.17.5 hereto, no supplier or customer of material importance to the Business has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with Sellers; or has during the last twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials for use in the Business or its usage or purchase of the services or Products of Sellers. To Sellers’ Knowledge, no supplier or customer intends, whether as a result of the transactions contemplated hereby or otherwise, to cancel or otherwise substantially modify its relationship with Sellers or to decrease materially or limit its services, supplies or materials to Sellers, or its usage or purchase of any of Sellers’ services or products.

6.18. Compliance with Laws, Certifications.

6.18.1. Sellers are not in material violation of any applicable Law or Order, and Sellers have not received written notice since January 1, 2014, that any such violation is being or may be alleged. To Sellers’ Knowledge, no investigation by any Governmental Authority with respect to Sellers or the Products is pending or threatened and, since January 1, 2014, Sellers have not received any written notice of any intention by any Governmental Authority to conduct the same.

6.18.2. The Products currently marketed by Sellers and those products previously sold by Sellers as to which Purchaser is assuming warranty obligations hereunder are or were, on the date of sale by Sellers, (i) in compliance in all material respects with all Permits, and (ii) in compliance in all material respects with all governmental and non-governmental certifications required for their sale in any market in which they were or currently are sold or distributed or with respect to which they were or are marketed or advertised for sale by Seller.

6.18.3. Since Sellers’ formation, to Sellers’ Knowledge, all exports of Sellers’ Products have been made in compliance in all material respects with all United States export control regulations and no product manufactured by Sellers is subject to any export licensing requirement under such laws and regulations, including without limitation Export Administration Regulations (“EAR”), 15 C.F.R. Parts 730-774, as amended, and regulations governing the manufacture and export of defense articles, defense services and associated technical data, as set forth in the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120-130, as amended.

6.18.4. No Seller is a party to any contract with, and, since such Seller’s formation, has, to Sellers’ Knowledge, sold or purchased goods and services to or from: (i) any Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person,” within the definitions set forth in the Foreign Assets Control Regulations, contained in 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”), or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations, (ii) the government, including any political subdivision, agency, or instrumentality, of any country against which the United States maintains economic sanctions or embargos, (iii) a Person who has informed Sellers that such person is acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any of the Persons listed in subparagraphs (i)-(ii) above, or (iv) a Person on any other export control, terrorism or drug trafficking related list administered by any Governmental Authority as that list may be amended, adjusted or modified from time to time.

6.18.5. The practices and activities of Sellers are in compliance with, and, for the past two (2) years, Sellers have maintained compliance with, the regulations administered by the Office of Foreign Assets Control of the US Department of the Treasury, 31 C.F.R., Subtitle B, Chapter V, as amended.

6.18.6. By making the representations in this Section 6.18, Sellers are not assuming any responsibility for what compliance with law may be required for Purchaser’s operation of the Business after the Closing Date.

6.19. Security and Data Breaches.

6.19.1 Within the past three (3) years from the date hereof, to the Sellers’ Knowledge, none of Sellers or any of its predecessor entities have experienced, or been the subject of, any Data Breach Incident (as defined below) with respect to (i) any of the written or electronic data, information or other records maintained in connection with the Business (and whether such data, information or other records concern customers, vendors, employees or other third parties), or (ii) any of the records storage systems, information management systems, computing systems or devices or other electronic systems or devices used in the Business. “Data Breach Incident” means any improper or unauthorized intrusion of, access to, or use or disclosure of records, data or information (whether in electronic or non-electronic form) handled, stored or maintained by the subject Person or the electronic systems used by such Person for such handling, storage or maintenance; provided that the foregoing shall exclude any improper or unauthorized intrusion of, access to, or use or disclosure that was incidental in nature and that did not result in any requirement under applicable Laws to notify any individual whose records, data or information was involved or to any Governmental Authority.

6.19.2. Except as set forth on Schedule 6.19.2, other than with respect to customary personnel records concerning Sellers’ employees, Sellers does not maintain any of the following types of data, information or other records concerning any Person (whether a customer, vendor, employee or other third party): social security number, driver’s license information, credit card information, bank account information, other financial account information, healthcare information or other personal health-related information, location data, personal addresses, or other personally identifying data.

6.20. Insurance. Schedule 6.20 sets forth a summary of all policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of Sellers and the Business (specifying the policyholder, the amount of the coverage, the insurer, the type of coverage, and any pending claims thereunder). Such policies and binders are valid and binding in accordance with their terms, and are in full force and effect. All general liability policies maintained by or for the benefit of Sellers are “occurrence” policies and not “claims made” policies. Sellers have no outstanding bonds and other surety arrangements in connection with the operations of Sellers or the Business. Schedule 6.20 sets forth a summary of loss experience under each insurance policy for the past three (3) years.

6.21. Fees or Commissions. Except as set forth on Schedule 6.21, none of the Sellers (including their respective officers, directors, stockholders and employees) has employed any broker, agent or finder or incurred any liability for any brokerage fees, agent’s commissions or finder’s fees or other similar obligations in connection with the transactions contemplated hereby.

6.22. Illegal Payments. No Seller nor, to Sellers’ Knowledge, any manager, member, officer, employee or agent of a Seller, or any other Person or entity on behalf of a Seller, has made or authorized any payment of funds of the Business or otherwise which is prohibited by Law.

6.23. Real Property.

6.23.1. No Seller owns any land, buildings, structures, plants, facilities or other improvements, and has not at any time prior to the Closing Date.

6.23.2. Other than the respective agreements set forth on Schedule 6.23.2 (the “Real Property Leases”) under which Sellers lease the Leased Real Property, no Seller is a party to any leases, subleases, licenses and other agreements under which Sellers have the right to use or occupy, now or in the future, any real property. Each Seller has heretofore delivered to Purchaser copies of the Real Property Leases (including all modifications, amendments and supplements). Sellers have valid leasehold interests in the Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. All rent and other sums and charges payable by Sellers as tenant thereunder are current. No Seller has received written notice from any lessor that it is in default in respect of any of its obligations or liabilities pertaining to the Leased Real Property.

6.23.3. To Sellers’ Knowledge, there is no pending, threatened or contemplated condemnation proceeding affecting the Leased Real Property or any part thereof or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

6.23.4. To Sellers’ Knowledge, the uses to which the Leased Real Property has been put by Sellers are permitted uses under applicable zoning ordinances. To Sellers’ Knowledge, the Leased Real Property complies with all applicable building and zoning codes, federal, state and local laws and ordinances (including but not limited to the Americans with Disabilities Act), easements, restrictions and covenants of record.

6.23.5. Each Seller has direct access to and from the Leased Real Property to dedicated and accepted public streets, and each Seller is in peaceful and undisturbed possession of the Leased Property leased by such Seller.

6.24. Receivables. All Receivables of Sellers as of the Interim Balance Sheet Date are shown on the Interim Balance Sheet, and all such Receivables and all Receivables acquired or generated by Sellers subsequent to the Interim Balance Sheet Date have arisen in the Ordinary Course of Business from the delivery and sale of Sellers’ Products.

6.25. NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 6 OR ELSEWHERE IN THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM ANY AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATIONS OR WARRANTIES, WRITTEN OR VERBAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO SELLERS, THE BUSINESS, THEIR OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. PURCHASER AND ORBCOMM HEREBY EXPRESSLY WAIVE ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE IN EACH CASE RELATING TO THE ACCURACY,

COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) HERETOFORE FURNISHED TO PURCHASER OR ORBCOMM AND THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SELLERS OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 6 OR ELSEWHERE IN THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTION, EARNOUT AMOUNT OR FORECAST RELATING TO THE ANTICIPATED FINANCIAL RESULTS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 6 OR ELSEWHERE IN THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES TO PURCHASER SET FORTH IN THIS ARTICLE 6 OR ELSEWHERE IN THIS AGREEMENT, PURCHASER AND ORBCOMM HEREBY AGREE THAT NONE OF SELLERS WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PURCHASER, ORBCOMM OR PURCHASER INDEMNIFIED PARTIES OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER OR ORBCOMM OR THEIR RESPECTIVE REPRESENTATIVES, OR PURCHASER’S OR ORBCOMM’S OR THEIR RESPECTIVE REPRESENTATIVE’S USE OF, ANY SUCH PROJECTION OR FORECAST AND ANY INFORMATION, DOCUMENT OR MATERIAL MADE AVAILABLE TO PURCHASER OR ORBCOMM OR THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES IN “DATA ROOMS,” MANAGEMENT PRESENTATIONS OR ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

The Purchaser Parties, jointly and severally, hereby represent and warrant to the Sellers as follows:

7.1. Organization.

7.1.1. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.

7.1.2. ORBCOMM is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.

7.2. Authority to Execute and Perform Agreement. Each Purchaser Party has the legal right and power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully each of their respective obligations hereunder. Each of this Agreement and the other agreements and other instruments being delivered at the Closing by the Purchaser Parties have been duly authorized by all necessary corporate action and have been or will have been duly executed and delivered by the Purchaser Parties and (assuming the due authorization, execution and delivery hereof by each of the Sellers) are, or will be when executed and delivered, valid and binding obligations of each Purchaser Party enforceable in accordance with their terms. Except for any filings as may be required under the HSR Act and the expiration or termination of the waiting period under the HSR Act, the execution, delivery and performance of this Agreement by the Purchaser Parties and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Organizational Documents of any Purchaser Party; (ii) require any Purchaser Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other person other than as set forth in Section 7.6; (iii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to terminate, cancel or accelerate any obligation or to receive any material benefit under or constitute (or with notice or lapse of time or both would constitute) a default under any contract, or result in the creation of any Lien upon the assets or properties of any Purchaser Party; (iv) violate any Order against, or binding upon, any Purchaser Party or its properties or business; or (v) violate any Law.

7.3. Fees or Commissions. No Purchaser Party (including its officers, directors and employees) has incurred any liability for any brokerage fees, agent’s commissions or finder’s fees or other similar obligations in connection with the transactions contemplated hereby except as will be paid by such Purchaser Party outside of Closing and without any liability on the part of Seller.

7.4. Orders. No Purchaser Party is subject to any Order that would prevent or materially impair or delay the ability of such Purchaser Party to consummate the Asset Sale or to perform its other obligations hereunder.

7.5. Absence of Changes. Since the last quarterly report on Form 10-Q filed by any Purchaser Party, no Purchaser Party has suffered any material adverse effect required to be disclosed in any filing with the SEC.

7.6. Governmental Authorizations. Except for (a) the requirements of state securities laws, (b) the filing of appropriate documents with the NASDAQ Stock Market, or (c) the filing of a Form 8-K, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by any Purchaser Party in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

7.7. ORBCOMM Stock. The Earnout Amounts, if and when earned, that is paid, at the option of Purchaser, in ORBCOMM Stock to be issued to Sellers pursuant to this Agreement has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable, free and clear of any Liens (including restrictions on rights of disposition other than restrictions created under applicable securities laws other than as contained in this Agreement).

7.8. Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities other than in connection with the acquisition of the Purchased Assets contemplated by this Agreement.

7.9. Takeover Statutes. Based on the representation and warranty by the Sellers in Section 6.1.1 above that, as of the date of this Agreement, none of the Sellers, individually or in the aggregate, holds fifteen percent (15%) or more of the outstanding voting stock of ORBCOMM, the ORBCOMM Board of Directors has taken appropriate actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

7.10. R&W Insurance. Exhibit 5.4.6 attached hereto sets forth the final form of the R&W Insurance Policy.

7.11. HSR. Purchaser Parties have determined in good faith, in accordance with the rules promulgated pursuant to the HSR Act and as of a date within 60 days prior to the consummation of the transactions contemplated by this Agreement, that the fair market value of the Purchased Assets is less than $80.8 million.

7.12. NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 7 OR ELSEWHERE IN THIS AGREEMENT, PURCHASER AND ORBCOMM EXPRESSLY DISCLAIM ANY AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATIONS OR WARRANTIES, WRITTEN OR VERBAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO PURCHASER, ORBCOMM, THE BUSINESS, THEIR OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. EACH OF THE SELLERS HEREBY EXPRESSLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) HERETOFORE FURNISHED TO SELLERS AND THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF PURCHASER OR ORBCOMM OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 7 OR ELSEWHERE IN THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, NEITHER PURCHASER NOR ORBCOMM ARE MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTION, EARNOUT AMOUNT OR FORECAST RELATING TO THE ANTICIPATED FINANCIAL RESULTS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 7 OR ELSEWHERE IN THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES TO SELLERS SET FORTH IN THIS ARTICLE 7 OR ELSEWHERE IN THIS AGREEMENT, EACH OF SELLERS HEREBY AGREES THAT NEITHER PURCHASER NOR ORBCOMM WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO SELLERS OR SELLER INDEMNIFIED PARTIES OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO SELLERS OR THEIR

RESPECTIVE REPRESENTATIVES, OR THEIR USE OF, ANY SUCH PROJECTION OR FORECAST AND ANY INFORMATION, DOCUMENT OR MATERIAL MADE AVAILABLE TO SELLERS OR THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES IN MANAGEMENT PRESENTATIONS OR ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 8

COVENANTS

8.1. Certain Filings, Consents and Action. To the extent not otherwise obtained prior to the Closing Date, Sellers will use commercially reasonable efforts to obtain all consents, approvals, permits, authorizations or waivers set forth on Schedule 5.3.10.

8.2. Public Announcement. Sellers and Purchaser shall mutually agree as to the form, timing and substance of any public announcement related to this Agreement or the transactions contemplated hereby, such agreement not to be unreasonably withheld or delayed, and consult with each other as to the form, timing and substance of other public disclosures related hereto; provided, however, that nothing contained herein shall prohibit either party without the agreement of the other party from making any disclosure required by Law or as such party deems necessary under federal or state securities laws.

8.3. Further Assurances. After the Closing, each of the parties will, at the other party’s reasonable request from time to time and without further consideration, carry out the intent of this Agreement and to consummate the transactions contemplated hereby execute and deliver or cause to be executed and delivered to such other party such other instruments of sale, transfer, conveyance, assignment and confirmation (including, without limitation, additional assignments suitable for recording with respect to Owned Intellectual Property) and take such other action as such other party may reasonably request so as to fully, effectively and completely sell, assign, transfer to and vest in Purchaser title to and possession of the Purchased Assets. In the event that any Seller receives any funds that are the property of Purchaser, such Seller shall promptly forward such funds to Purchaser, and in the event that Purchaser receives any funds that are the property of any Seller, it will promptly forward such funds to such Seller.

8.3.1 Without limitation of the foregoing, for up to a period of six (6) months after Closing the Sellers agree to maintain the operations of the Business in Chile on behalf of and in accordance with the directions of Purchaser until such time as Purchaser organizes a wholly owned Affiliate (the “Chilean Affiliate”) in Chile and the assets of inthinc Chile, SpA are transferred to the Chilean Affiliate (the “Organizational Period”). Following such organization, Sellers shall provide reasonable assistance, in transferring to the Chilean Affiliate any portion of the Purchased Assets that relate to the operation of the Business in Chile that may be required or advisable by Purchaser or such Chilean Affiliate, which transfer may be effected in the form of the execution of a local bill of sale (substantially in the form used by the other Sellers), issuance of a Chilean invoice, or assignment of labor contracts and lease or other means, as reasonably requested by Purchaser or such Chilean Affiliate. Once the Chilean Affiliate has been formed, Purchaser shall promptly thereafter assume from inthinc Chile SpA or otherwise address all local labor contracts and lease agreements and arrange for the hiring or other handling of employees of inthinc Chile SpA. In connection with the obligations set forth in this Section 8.3.1, Sellers grant Purchaser a power of attorney to act on behalf of inthinc Chile SpA and/or inthinc Technology Solutions, Inc., as its sole shareholder to operate the Business in Chile during the Organizational Period. Sellers agree that the assistance to be provided shall include, but not be limited to continued employment of employees located in Chile and maintenance of all benefits and employment obligations associated therewith. Seller shall invoice Purchaser for approved expenses associated with the operation of the Business in Chile during the Organizational Period. Purchaser hereby indemnifies Sellers and holds them harmless against any and all claims which may, in respect of the Business of Chile, be made against Sellers, but only in respect of claims, the cause of action of which arise after the Closing and during the Organizational Period

8.4. Proration of Expenses. Sellers and Purchaser agree that all expenses, including telephone, gas, electric, heat and other utility charges, real and personal property taxes and assessments, rent and proportionate share of charges for incurred operating costs owed to the lessor under any lease which is assumed by Purchaser and other prepaid and deferred items which are attributable to periods before and after the Closing Date, shall be prorated between Sellers and Purchaser as of the Closing Date. Such prorations, to the maximum extent possible, shall be included in the determination of the Closing Date Net Working Capital under Section 4.3.

8.5. Third Party Consents. To the extent that Sellers’ rights under any item described in this Agreement or any other Purchased Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or would be unlawful, and Sellers shall use commercially reasonable efforts in good faith to obtain any such required consents as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the item or Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Sellers shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder, including, but not limited to, Sellers’ delivery to Purchaser of all revenues generated therefrom, net of Sellers’ reasonable and necessary expenses incurred in relation to each such item or Purchased Asset, from Closing Date through and including the date on which consent is obtained, and shall cooperate with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Purchaser shall defend, indemnify and hold harmless Sellers from, against and in respect of any and all liabilities, losses, damages, deficiencies or expenses resulting from Sellers’ agency described in the previous sentence. If such consent is obtained following Closing then such Purchased Asset shall be automatically assigned to Purchaser when consent is obtained without any further action on the part of any party hereto.

8.6. Bulk Sales Law. Subject to Section 11.4, Purchaser hereby waives compliance by Sellers with the requirements and provisions of any “bulk transfer” laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets; provided, however, that each of the Sellers shall, jointly and severally, defend, indemnify and hold harmless Purchaser, in accordance with Section 9.2, against any claims asserted against Purchaser as a result of the failure of Sellers to comply with any such laws.

8.7. Cessation of Use of Names; Telephone; Domain Names. Immediately following the Closing, each of the Sellers (except on behalf of Purchaser or its Affiliates) shall cease and desist from using the words or formatives “inthinc,” or any derivations thereof, in connection with any commercial activities or in any trade name, or as part of any trademark or any product or service identification and shall undertake and promptly pursue all necessary action to change its corporate name to a new name not confusingly similar to its current name. Sellers shall also use commercially reasonable efforts to transfer to Purchaser the telephone numbers utilized by Sellers in its Business. In addition, Sellers shall comply with the domain name transfer protocol of the registrar of any domain name used or owned by Sellers so as to ensure that transfer of such domain name is timely made to Purchaser.

8.8. Cooperation in Preparation of Certain Financial Information. Within forty-five (45) days after the Closing, Sellers will reasonably cooperate with Purchaser in the preparation by Purchaser, at Purchaser’s expense, of standalone audited financial statements of the Business and footnotes thereto (including any other customary items related to such audited financial statements such as management representation letters), as of and for the years ended December 31, 2015 and 2016, of the type required by Regulations S-X and S-K under the Securities Act, to permit Purchaser to comply with its disclosure obligations under the Securities Act, the Exchange Act and other applicable Laws. Sellers will also reasonably cooperate with Purchaser, at Purchaser’s expense, in the preparation of the quarterly financial statements of the Business for subsequent periods (including footnotes thereto); and reviewed by the Company’s independent registered public accounting firm, of the type required by Regulations S-X and S-K under the Securities Act to be included in registration statements at least fifteen (15) days prior to the deadline to file registration statements under the Securities Act or other applicable Laws.

8.9. Tax Cooperation. Sellers, on the one hand, and Purchaser, on the other hand, will provide the other with such reasonable cooperation and information as each of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for a refund of Taxes, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or proceeding in respect of Taxes, but only with respect to Taxes imposed upon or related to the operation of the Business or the Purchased Assets. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Purchased Assets, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.

8.10. Access to Records. Following the Closing, Purchaser shall provide Sellers reasonable access to, or copies of, Business records necessary for Sellers to conduct its affairs in accordance with applicable Law. Prior to the destruction by Sellers of the Retained Records, Sellers shall give Purchaser the right to take possession of such Retained Records, at the expense of Purchaser, provided that Purchaser shall take possession of such records except as limited by Law.

8.11. No Dissolution. Except for those Persons set forth on Schedule 8.11, for a period of two (2) years following the Closing (which period shall be extended during the pendency of any indemnity claims or other claims hereunder), no Seller shall dissolve or otherwise cease to exist as a legal entity without the written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion.

8.12. Lock Up; Earnout Payments In ORBCOMM STOCK.

8.12.1. Except as otherwise provided herein, each of the Company and the other Sellers agrees that for a period of six (6) months following the date that the Company or any of the other Sellers receives ORBCOMM Stock pursuant to this Agreement (the “Subject Shares,” and the six-month period relating to any Subject Shares is referred to herein as the “Lock-up Period”), neither the Company nor the other Sellers will, without the prior written consent of ORBCOMM, (i) directly or indirectly, Transfer any of the Subject Shares or (ii) enter into any swap agreement or other arrangement that results in a Transfer to any other person or entity any of the economic consequences of ownership of the Subject Shares; provided, that notwithstanding the foregoing, each of the Company and the other Sellers may Transfer the Subject Shares during the Lock-up Period applicable to such Subject Shares if such Transfer is a distribution to the stockholders of the Company or any of the other Sellers, as applicable, and (1) ORBCOMM receives a signed lock-up agreement for the balance of the Lock-up Period with respect to such Subject Shares from each distributee, (2) any such Transfer shall not involve a disposition for value, and (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended. All Subject Shares shall bear a restrictive legend customary for shares issued in a private placement. Following the Lock-up Period, the Company and each other Seller further agrees that any sale of Subject Shares shall be made only in accordance with applicable laws, including, without limitation, Rule 144 promulgated pursuant to the Securities Act of 1933, as amended. “Transfer” means to sell, offer, pledge, hypothecate, offer to sell, grant any option, right or warrant to purchase, or otherwise dispose of or transfer (or to publicly announce any of the foregoing).

8.12.2. For the avoidance of doubt, nothing contained in Section 8.12.1 shall prevent or restrict the ability of any Seller from purchasing ORBCOMM Stock or other securities of ORBCOMM, so long as such purchases are made in accordance with applicable Law.

8.12.3. All ORBCOMM Stock delivered to the Company by Purchaser pursuant to this Agreement shall be validly issued, fully paid and nonassessable, free and clear of any Liens (including restrictions on rights of disposition other than restrictions created under applicable securities laws or the Lock-Up Agreement). Purchaser shall cause all such shares of ORBCOMM Stock to be duly authorized for listing on the NASDAQ Stock Market, LLC when the applicable holding periods have been satisfied for such shares of ORBCOMM Stock. Purchaser shall cause the issuance of ORBCOMM Stock to the Company pursuant to this Agreement to not be in violation of any contractual or statutory preemptive rights.

ARTICLE 9

INDEMNIFICATION

9.1. Survival of Representations and Warranties; Remedies. Subject to the limitations and other provisions of this Agreement, the representations and warranties in this Agreement shall survive the Closing and the consummation of the Asset Sale and shall remain in full force and effect until the expiration of the date that is fifteen (15) months following the Closing Date; provided, that the Fundamental Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days. All covenants and agreements contained herein with terms that expressly or logically provide that such covenants and agreement are to be performed following the Closing shall survive the Closing indefinitely or for the period explicitly stated therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty with respect to such claims and such claims shall survive until finally resolved.

9.2. Indemnification by Sellers. From and after the Closing, and subject to the limitations set forth in Section 9.6 below, each of the Company and the other Sellers, jointly and severally, agree to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses incurred by or asserted against a Purchaser Indemnified Party due to or resulting from:

9.2.1. the breach of any representation or warranty of any of the Sellers set forth in this Agreement, the Schedules or any certificate delivered pursuant to this Agreement (provided, however, for purposes of this Article 9, except for the Fundamental Representations, Section 6.4 and Section 6.7.23, solely for purposes of the calculation of Losses with respect to a breach of a representation or warranty, but not with respect to the determination as to whether a breach has occurred, such calculation of Losses shall be made without regard to any qualifications therein referencing “material”, “Material Adverse Effect” or any derivative thereof);

9.2.2. a violation or default by any of the Sellers of any of their respective covenants, obligations or agreements set forth in this Agreement or any of the agreements to be delivered pursuant to Sections 5.3.1, 5.3.2 and 5.3.8 of this Agreement;

9.2.3. the Retained Liabilities;

9.2.4. the Retained Assets;

9.2.5. the Sellers’ failure to comply with any bulk sales law;

9.2.6. Purchaser’s payment of any debts, obligations or liabilities of Sellers other than Assumed Liabilities (including any Liability which is not an Assumed Liability);

9.2.7. any Third Party Claim for actions taken by any of the Sellers prior to the Closing Date, that is filed on or before the fifteenth (15th) month after Closing, whether or not such claims constitute a breach of a representation or warranty of the Sellers set forth herein; and

9.2.8. any Product or service warranty obligations for Products or services sold by Sellers prior to the Closing Date, except as assumed by Purchaser under Section 3.1.3 (and subject to the limitations therein) or otherwise (but with any Losses for any such Product or service warranty obligations not assumed by Purchaser being subject to the limitations in Section 9.6.2 below).

9.3. Indemnification by Purchaser. From and after the Closing, Purchaser agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any and all Losses incurred by or asserted against a Seller Indemnified Party due to or resulting from:

9.3.1. the breach of any representation or warranty of Purchaser set forth in this Agreement or any certificate delivered pursuant to this Agreement (provided, however, for purposes of this Article 9, except for the Fundamental Representations, solely for purposes of the calculation of Losses with respect to a breach of a representation or warranty, but not with respect to the determination as to whether a breach has occurred, such calculation of Losses shall be made without regard to any qualifications therein referencing “material”, “Material Adverse Effect” or any derivative thereof);

9.3.2. a violation or default by Purchaser of Purchaser’s covenants, obligations or agreements set forth in this Agreement or any of the agreements to be delivered pursuant to Sections 5.4.2 and 5.4.3 of this Agreement;

9.3.3. the Assumed Liabilities;

9.3.4. Sellers’ payment or satisfaction of any Assumed Liabilities (and only after a written request from Sellers for payment by Purchaser, and the failure of Purchaser to pay or satisfy such Assumed Liability within 30 days after such written request); and

9.3.5. except to the extent arising from a matter as to which the Sellers have agreed to indemnify Purchaser under Section 9.2 above, any Third Party Claim to the extent arising out of any act or omission of Purchaser that first arose after the Closing Date, including any such Third Party Claim related to the manner in which Purchaser first operates the Business after the Closing.

9.4. Indemnification Procedures.

9.4.1. Any party seeking indemnification hereunder (the “Indemnified Party”, which term shall include all Indemnified Parties if there be more than one) shall promptly notify the indemnifying party or parties hereto (the “Indemnifying Party”, which term shall include all Indemnifying Parties if there be more than one) of any action, suit, proceeding, demand or breach (an “Indemnity Claim”) with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article 9 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

9.4.2. In the event that any Indemnified Party desires to make a claim against an Indemnifying Party under Section 9.2 or 9.3 above in connection with any suit, action, proceeding or demand at any time instituted against or made upon an Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto. The Indemnifying Party shall have forty-five (45) days after receipt of such notice to notify the Indemnified Party if the Indemnifying Party has elected to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided, however, that (i) the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense, (ii) it will be reasonably established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification hereunder (unless the Indemnifying Party has obtained a written opinion to the contrary from counsel to the Indemnifying Party, a copy of which shall be provided to the Purchaser, and in which case the Indemnified Party shall have the right to control the defense of such matter), and (iii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of law, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party would not reasonably be expected to have any liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding the foregoing, in no event shall the Indemnifying Party be entitled to assume the defense of any such Third Party Claim if (a) the Indemnified Party shall have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that a bona fide conflict of interest makes separate representation by the Indemnified Party’s own counsel advisable; (b) such Third Party Claim seeks an injunction or other equitable relief and does not involve monetary damages; or (c) such Third Party Claim is made by a Governmental Authority; (it being understood and agreed that in any such case the Indemnifying Party may participate in the defense of such Third Party Claim with its own counsel at its own expense). If the Indemnifying Party fails to notify the Indemnified Party of its assumption of the defense of such Third Party Claim within forty-five (45) days after receipt of the Indemnified Party’s notice of a Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party; provided, however, that the Indemnified Party may not settle any Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

9.5. Method and Manner of Paying Indemnity Claims; Escrow Release.

9.5.1. In the event of any Indemnity Claim under this Article 9, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Indemnity Claim in reasonable detail. If within thirty (30) days the Indemnifying Party has not contested such Indemnity Claim in writing, then subject to the limitations in Sections 9.6 and 9.7, such amount shall be deemed the amount of indemnification to which the Indemnified Party is entitled (the “Indemnified Amount”). Subject to the limitations and exceptions set forth in Section 9.6 and the Indemnified Party’s set-off rights set forth in the penultimate sentence of this Section 9.5.1, any Indemnified Amount payable by Sellers will be payable initially from the Escrow Amount, to the extent there are sufficient funds available therein, in accordance with the terms of the Escrow Agreement; provided, however, that recourse to the Escrow Amount shall, subject to the limitations set forth in this Agreement, not preclude an Indemnified Party from pursuing any remedies that otherwise may be available to it that are Exclusive Remedy Exceptions. Any other amount payable by an Indemnifying Party hereunder shall be paid in cash, by wire transfer of immediately available funds within ten (10) days after the expiration of the period in which the Indemnified Party may contest the claim for indemnification (or, if applicable, by recourse to a claim by the Indemnified Party under the R&W Insurance Policy or an offset against Earnout Amounts as provided in Section 9.5.2). Subject to the limitations and exceptions hereof (including the limitations set forth in the last sentence of Section 9.5.2), any Indemnified Amount (or portion thereof) owed by an Indemnifying Party hereunder with respect to any Indemnity Claim may be set-off by the Indemnified Party (at the sole option of the Indemnified Party) against any amounts owed by the Indemnified Party to the Indemnifying Party under this Agreement. The balance of any Indemnified Amount not timely paid in accordance with this Section 9.5 shall bear interest at a rate per annum equal to the prime rate as published in The Wall Street Journal plus two percent (2%) from the last date upon which such amount could have been timely paid hereunder.

9.5.2. Other than with respect to Purchase Price-Limited Losses and for Excess Fundamental Claims or matters for which an exception has been provided under Section 9.7(i)-(iii) below (the “Exclusive Remedy Exceptions”), any indemnification to which Purchaser is entitled under this Agreement as a result of any Indemnity Claim must be satisfied (i) by the Purchaser Indemnified Party recouping all or a portion of such Indemnified Amount from the Escrow Amount in accordance with the terms of the Escrow Agreement, and/or (ii) to the extent the Indemnified Amount exceeds the then remaining balance of the Escrow Amount, by the Purchaser Indemnified Party pursuing a claim under the R&W Insurance Policy. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser Indemnified Parties shall only be permitted to offset any Indemnified Amounts against Earnout Amounts (payable under this Agreement) in respect of Purchase Price-Limited Losses and Excess Fundamental Claims.

9.5.3. The Escrow Amount shall be held by the Escrow Agent in accordance with the Escrow Agreement for a period of fifteen months after the Closing; provided, however, that as of any release date for any portion of the Escrow Amount the value of any then submitted and unresolved indemnification claims shall be retained in the Escrow Amount until such time as the applicable claims are resolved.

9.6. Limitations on Indemnification.

9.6.1. Other than any breach of or inaccuracy in any Fundamental Representation, indemnification for which shall be as provided below, no Indemnifying Party shall be required to indemnify an Indemnified Party hereunder for any Losses pursuant to Section 9.2.1 or 9.3.1, as applicable (such Losses pursuant to Section 9.2.1 or 9.3.1, as applicable, being collectively referred to herein as “General Representation and Warranty Losses”) except to the extent that the aggregate amount of such General Representation and Warranty Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article 9 exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which event the Indemnifying Party shall be required to pay or be liable for all such General Representation and Warranty Losses from the first dollar thereof. In addition, subject to the other indemnity procedures in this Article IX, all Fundamental Losses and Purchase Price-Limited Losses shall be indemnified from the first dollar by the Indemnifying Parties.

9.6.2. The aggregate amount payable by all Indemnifying Parties in respect of General Representation and Warranty Losses and Fundamental Losses (other than Excess Fundamental Losses) shall not exceed an amount equal to Five Hundred Thousand Dollars ($500,000) (the “General Representation and Warranty Cap”); provided that the General Representation and Warranty Cap shall not in any way limit the amount that Purchaser may recover under the R&W Insurance Policy.

9.6.3. The Purchaser Indemnified Parties agree that the R&W Insurance Policy shall expressly exclude any right of subrogation against the Company and Sellers under this Agreement (except for claims of fraud as defined in the R&W Insurance Policy). Except with respect to Purchase Price-Limited Losses, Excess Fundamental Claims or claims based on Fraud, (a) the Purchaser Indemnified Parties’ sole recourse for any aggregate Losses resulting from, or that exists or arises due to any inaccuracy in or breach of any of the representations and warranties contained in this Agreement (including claims brought under Section 9.2.1 and in each case subject to the limitations contained elsewhere in this Section 9.6) (an “R&W Loss”) shall be from (i) the Escrow Amount remaining (if any) at the time the R&W Loss is determined to be due and owing by any Seller, and (ii) the proceeds (if any) that may be available under the R&W Insurance Policy (if any), and (b) the Purchaser Indemnified Parties shall not otherwise have any recourse against the Company or any Seller with respect to any such R&W Loss covered in clause (a) immediately above, regardless as to whether the R&W Insurance Policy has expired, been terminated or lapsed.

9.6.4. After the Escrow Amount has been fully used, if any Losses sustained by an Indemnified Party are covered by an insurance policy (including the R&W Insurance Policy) or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments; provided that the foregoing reasonable efforts shall not require the Indemnified Party to initiate or otherwise pursue any litigation to collect such insurance proceeds or indemnity, contribution or similar payments as a condition to seeking any other recovery available to the Indemnified Party pursuant to this Article 9. The amount of any Losses subject to indemnification under Section 9.2.1 or 9.3.1 shall be reduced by the amounts actually recovered by any Indemnified Party for such Losses (i) under applicable insurance policies (including the R&W Insurance Policy), or (ii) as a result of an indemnification, contribution or similar obligation of another Person. If any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after the settlement by the Indemnifying Party of any indemnification claim under Section 9.2.1 or 9.3.1, as applicable, such Indemnified Party shall refund to the Indemnifying Party the amount of such insurance proceeds or indemnity, contribution or similar payments, up to the amount received from the Indemnifying Party in connection with such indemnification claim. It is the intention of the parties hereto that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this paragraph.

9.6.5. Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law and other than as a result of Fraud, no party hereto shall be liable to any other Person, either in contract or in tort, for (and Losses shall not include) any loss of profits or any consequential, incidental, exemplary, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, or any diminution of value or multiples of earnings damages relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other party hereto in advance or could have been reasonably foreseen by such other party hereto; provided that the foregoing provision of this Section 9.6.5 shall not limit the payment or recovery of any such amounts by a Party from the other Party hereunder to the extent any such amount is required to be paid to a third party pursuant to a Third Party Claim.

9.6.6. Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement related to any fact, event, condition or circumstance, no Indemnified Party will be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once under this Agreement in respect of such claims.

9.6.7. The Purchaser Indemnified Party’s right to indemnification pursuant to Section 9.2.1 shall be reduced by the amount of any reserve reflected on the Financial Statements established for the general category of items or matters similar in nature to the specific items or matters giving rise to such Loss, but only to the extent that the Purchaser received the benefit of such reserve amount in the purchase price adjustments under Section 4.3

9.6.8. Each Indemnified Party shall use reasonable efforts (determined without regard to any indemnification or escrow recovery rights, as applicable, of such Person hereunder (i.e., as if such Person had no such rights hereunder)) to mitigate any Loss for which such Indemnified Party seeks indemnification, and each Indemnified Party shall, and shall cause its Affiliates to, use reasonable efforts to pursue any and all rights or benefits (including rights to be indemnified and held harmless or rights to be reimbursed for, or to share, certain costs, expenses or Taxes) with respect to any matter that is indemnifiable pursuant to Section 9.2.1 or 9.3.1; provided that an Indemnified Party shall not be limited or precluded from pursuing an Indemnity Claim hereunder before or at the same time that the Indemnified Party is engaged in any such mitigation efforts or the pursuit of any such rights or benefits.

9.6.9. Any indemnification payment made pursuant to Article 9 of this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

9.6.10. Except for claims for Fraud and claims arising under Article 10, the aggregate amount payable by all Indemnifying Parties in respect of all Losses shall not exceed an amount equal to the Purchase Price actually received or earned by Sellers, less amounts previously paid or to be paid by such Indemnifying Party pursuant to this Article 9.

9.6.11. No Indemnifying Party shall be liable for any General Representation and Warranty Losses pursuant to Section 9.2.1 or 9.3.1 unless a written claim for indemnification in accordance with this Article 9 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or prior to the date that is fifteen (15) months following the Closing Date; except that this time limitation shall not apply to any Losses related to or arising directly or indirectly out of any Purchase Price-Limited Losses, as to which in each case the applicable statute of limitations plus sixty (60) days shall apply.

9.7. Exclusive Remedy. Except for (i) claims and rights arising under Article 10, Section 4.3 or Section 4.4, (ii) claims based on Fraud, or (iii) claims seeking injunctive relief, the sole recourse and remedy for any and all claims which are or could be the subject of indemnification under this Article 9 shall be indemnification pursuant to this Article 9, and which indemnification claims may be satisfied, among other things (subject to the limitations set forth herein), by Purchaser offsetting all or a portion of any such monetary claim against any Earnout Amounts under Section 4.4 of this Agreement, by Purchaser seeking recovery for any such monetary claim under the R&W Insurance Policy, or Purchaser seeking recovery of any such monetary claim against Sellers for Purchase Price-Limited Losses and Excess Fundamental Claims. Purchaser is not entitled to indemnification for a Loss pursuant to Article 9 to the extent that such Loss has been covered under Section 4.3.

ARTICLE 10

CONFIDENTIALITY AND RESTRICTIVE COVENANTS

10.1. Confidential Information. As used herein, “Confidential Information” means any information regarding the Business, including a formula, pattern, compilation, list, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The types and categories of information which Purchaser considers to be, and each of the Sellers acknowledges as, Confidential Information include, but are not limited to, the following to the extent they meet the definition of Confidential Information in the immediately preceding sentence: the names, addresses, requirements, buying habits and other proprietary information regarding past, present and potential customers, employees and suppliers of Sellers; customer and supplier contracts and transactions or price lists of Sellers; products, services, programs and processes sold, licensed or developed by Sellers; past, present and/or future development projects and ideas, strategic plans and forecasts of Sellers; financial reports and information and/or marketing data respecting the conduct of the past, present or future phases of Business of Sellers; sales forecasts; experimental and research work; methods of business operations, Technology and trade secrets of Sellers; and other information that is proprietary and confidential. Notwithstanding any other provision of this Section 10.1, Confidential Information does not include any information available to the general public or that has been disclosed to members of the public not in violation of this Agreement or any other confidentiality agreement or obligation.

10.2. Agreement Not To Disclose Confidential Information. Beginning on the Closing Date, each of the Sellers agrees to retain the Confidential Information it is or becomes aware of in absolute confidence; not to use or exploit the Confidential Information in any way, except for the benefit of Purchaser; and not to disclose the Confidential Information directly or indirectly to any person or organization at any time unless Purchaser gives its express written consent to disclosure; provided, however, that each of the Sellers shall be under no such obligation as to information which (a) at the time of disclosure by Sellers is already properly within the public domain, (b) is independently made available to Sellers in good faith by a third party who is not bound by a confidentiality agreement with Purchaser and/or any Affiliate of Purchaser, (c) is required to be disclosed by legal process or proceeding or in connection with completion of financial statements and filing of Tax Returns by Sellers; or (d) as may be reasonably necessary concerning any claim any of the Sellers may have under this Agreement against Purchaser and/or any Affiliate of Purchaser.

10.3. Agreement Not To Interfere With Relationships. Each of the Sellers agrees, for a period of three (3) years following the Closing Date (or if this period is unenforceable, then for the maximum period as shall be enforceable), not to interfere with or adversely affect relationships of Purchaser or any Affiliate of Purchaser in respect of the Business with any person, firm, association, corporation or other entity with whom Sellers actually did business or had a personal contact prior to the Closing Date involving the Business. Each of the Sellers agrees that it will not divert or change, or attempt to divert or change, any such relationship to the detriment of Purchaser and/or any Affiliate of Purchaser or to the benefit of any other person, firm, association, corporation or other entity.

10.4. Non-Competition. For a period of three (3) years following the Closing Date (or if this period is unenforceable, for the maximum period as shall be enforceable), neither the Company nor any of the other Sellers shall, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) other than in connection with any ORBCOMM Stock received in connection with this Agreement, have a beneficial ownership interest in any entity or business that engages directly or indirectly in the Restricted Business in the Territory (including, without limitation, as a partner, shareholder, member, employee, principal, agent, trustee or consultant); or (iii) cause, induce or encourage any material actual client, customer, supplier or licensor of Sellers (including, without limitation, any existing or former client or customer of Sellers and any Person that becomes a client or customer of Sellers after the Closing), or any other Person who has a material business relationship with Sellers, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, (x) a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, and (y) Sellers and their Affiliates may continue to conduct their respective businesses as they are currently being conducted.

10.5. Agreement Not To Solicit Employees. Each of the Sellers agrees that it shall not, for a period of two (2) years following the Closing Date (or if this period is unenforceable, for the maximum period as shall be enforceable), directly or indirectly, hire or solicit any person who was employed by Sellers within the twelve (12) month period immediately prior to Closing, or encourage or induce any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employee(s); provided, however, that nothing in this Section 10.5 shall prevent Sellers from hiring any employee of Sellers whose employment has been terminated by Purchaser after Closing.

10.6. Enforceability.

(a) Each of the Sellers acknowledges and agrees that the restrictions contained in this Article 10 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Article 10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Article 10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other

(b) The provisions of this Article 10 shall survive the Closing of the transactions contemplated in this Agreement. Each of the Sellers agrees that because Confidential Information possessed or obtained by them is proprietary and confidential to the Business and the goodwill thereof acquired by Purchaser, Purchaser will suffer irreparable injury for which there is no adequate remedy at law if any of the Sellers violates in any manner any covenant provided in this Article 10. Therefore, Purchaser shall be entitled to seek a temporary restraining order, an injunction and/or other equitable relief without having to post any bond or other security, in addition to all other remedies available to it to prevent a breach or threatened breach of the provisions of this Article 10, or any part of it, and to secure the enforcement of such provisions.

ARTICLE 11

MISCELLANEOUS

11.1. Benefit and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their legal representatives, successors, and assignees. This Agreement may not be assigned by either party, except that Purchaser shall have the right to assign this Agreement to any Affiliate of Purchaser; provided, however, that Purchaser may assign this Agreement and all of their rights under this Agreement or any related documents, without the prior written consent of the Sellers to any Financing Source or other lenders or investors participating in the Financing as collateral security pursuant to the terms thereof. No such assignment by Purchaser shall relieve Purchaser or the other Purchaser Parties of its obligations hereunder. The parties hereto acknowledge that the provisions in the second sentence of this Section 11.1, the last sentence of Section 11.7, and the provisions of Section 11.12 shall be for the benefit of the Financing Sources.

11.2. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of conflicts of laws principles, provided that except as otherwise allowed under this Agreement arbitration under Section 11.13 shall be the exclusive manner of resolving Covered Disputes. Notwithstanding the immediately foregoing sentence, as to any disputes arising under Article 10,

Purchaser shall have the option of electing to pursue arbitration under Section 11.13 to resolve such dispute or to have such dispute decided pursuant to an action in the state and federal courts located in the State of Delaware, and, if so elected by Purchaser, each Party hereby submits to and consents to the jurisdiction of such courts for all such actions (and waives any objections to such jurisdiction, including, without limitation, any objection on the grounds of forum non conveniens).

11.3. Waiver of Jury Trial. To the extent permitted by applicable law, each party acknowledges and agrees that any controversy which may arise under this Agreement or the other transaction documents is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other transaction documents or the transactions contemplated hereby or thereby, each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.3.

11.4. Expenses and Taxes. Except as otherwise provided herein, all expenses incurred in connection with this Agreement, or the transactions herein provided for, shall be paid by either Purchaser or the Sellers, whichever incurs such expenses. Each of Purchaser, on the one hand, and the Sellers, on the other hand, shall pay 50% of all transfer-specific taxes imposed under the laws applicable to the transfer of the Purchased Assets (the “Transfer Taxes”); provided, that Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax returns with respect to such Taxes.

11.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Any party executing this Agreement by facsimile or electronic transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

11.6. Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

11.7. Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by the written agreement of Purchaser and the Sellers. Any party hereto may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing and signed by the party or parties to be charged. To the extent any amendment, modification or supplement to this Agreement is sought which is adverse to the rights of the Financing Sources, the prior written consent of the Financing Sources shall be required before such amendment, modification or supplement is rendered effective.

11.8. Entire Agreement. This Agreement and its exhibits, schedules and other documents expressly required to be delivered at Closing hereunder or delivered herewith represent the entire understanding of the parties as to the subject matter hereof and no provision or document of any kind shall be included in or form a part of this Agreement unless hereafter signed and delivered to the other party or parties by the party to be charged. The Confidentiality Agreement shall bind the parties solely to the limited extent expressly set forth in this Agreement.

11.9. Sellers’ and Purchaser’s Acknowledgment. Each of the Sellers and Purchaser expressly agree and acknowledge that they have had sufficient time and opportunity to consider the terms of this Agreement and to consult an attorney of their choice and execute it with full knowledge and understanding of its contents and without having relied on any statement or representation by Purchaser or the Sellers, their representatives or anyone retained by them, except as expressly stated herein.

11.10. Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier as follows:

If to Sellers or the Stockholder Representative:	inthinc, Inc. 341 South Main St., Ste. 300 Salt Lake City, Utah 84111 Attention: Todd Follmer

with a copy to:	Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 Attention: Scott Drablos

If to Purchaser:	Snowboard Holdings, LLC 395 West Passaic Street Suite 325 Rochelle Park, NJ 07662 Attention: Chris Le Brun

with a copy to:	Smith, Gambrell & Russell, LLP 1230 Peachtree Street NE, Suite 3100 Atlanta, Georgia 30309 Attention: Brett Lockwood

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, or (c) if mailed, five (5) days after being mailed as described above.

11.11. Disclaimer of Warranties; Non-Reliance. It is the explicit intent of each party hereto that the parties are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Purchased Assets. Except for the representations and warranties set forth in this Agreement, (a) each party hereto specifically disclaims that it is relying upon or has relied upon other representations or warranties that may have been made by any Person, (b) Purchaser acknowledges and agrees that Company and Sellers have specifically disclaimed and do hereby specifically disclaim any such other representations or warranties made by any Person, and (c) each of the Sellers acknowledges and agrees that Purchaser and ORBCOMM have specifically disclaimed and do hereby specifically disclaim any such other representations or warranties made by any Person. Purchaser specifically disclaims any obligation or duty by Sellers or Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article 6 or elsewhere in this Agreement, and each of the Sellers specifically disclaims any obligation or duty by Purchaser or ORBCOMM to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article 7 or elsewhere in this Agreement.

11.12. Financing Sources. Neither any of the Sellers, or any of their respective Affiliates, officers, directors, employees, representatives, agents, successors, and assigns nor any other person shall be entitled to assert, bring or maintain, and each of the Sellers waives any right to assert, bring or maintain, any claim, suit, action or proceeding against any Financing Source and each of their respective representatives arising out of or in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, whether by or through (A) attempted piercing of the corporate veil, (B) a claim by or on behalf of the Sellers or any of their respective Affiliates, officers, directors, employees, representatives, agents, successors, and assigns against any Financing Source or any of their respective representatives, or (C) any legal or equitable proceeding whether at law, in equity, in contract, in tort or otherwise.

11.13. Arbitration.

11.13.1. Arbitration Process. Except as expressly provided otherwise in this Agreement, the dispute resolution provisions of this Section 11.13 shall be the exclusive manner of resolving a Covered Dispute (as defined below). If a Party asserts a dispute that is a Covered Dispute, as a condition to submitting such Covered Dispute to arbitration hereunder, such Party shall first notify in writing the other Party(ies) with respect to whom such Covered Dispute is asserted and provide in such notice reasonable detail about the nature of the Covered Dispute. The notifying and the notified Parties shall thereafter seek to discuss such matter in good faith in an effort to resolve such matter within forty-five (45) days after such notice has been provided. If such Parties are unable to arrive at a mutually agreed upon resolution of such Covered Dispute, then either Party may thereafter submit such Covered Disputes to arbitration under this Section 11.13 by filing a request for arbitration with the American Arbitration Association (the “ADR Firm”), and delivering a copy of such request for arbitration to such other Party hereto; provided that the foregoing shall not preclude a party from making any indemnity claims or seeking recourse therefor to the extent allowed under Article 9. “Covered Dispute” shall mean any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement, except for the following: (i) disputes concerning the calculation of Net Working Capital, as to which, dispute resolution procedures are already provided for in Section 4.3; and (ii) disputes under Article 10 unless Purchaser has elected pursuant to Section 11.2 to submit such dispute to arbitration under this Section 11.13.

11.13.2. Rules. Any Covered Dispute submitted to arbitration under this Section 11.13 shall be finally settled by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the ADR Firm in effect as of the date such Covered Dispute is submitted to binding arbitration pursuant to this Section 11.13 (the “Arbitration Rules”), except to the extent otherwise expressly set forth in this Section 11.13. Service of any matters in reference to such arbitration shall be given in the manner described in Section 11.10 All proceedings related to such arbitration shall be held in Wilmington, Delaware.

11.13.3. Arbitrators. The arbitration proceedings shall be conducted by three (3) arbitrators, each with at least fifteen (15) years of experience with respect to asset purchase agreements and complex commercial disputes, with Purchaser to choose one such arbitrator, Company to choose another such arbitrator and the two (2) arbitrators so chosen to mutually agree upon and select a third arbitrator. If the parties hereto disagree as to whether an arbitrator meets the criteria for an arbitrator under this Section 11.13.3 then the parties hereto agree that the ADR Firm shall determine whether such criteria are met.

11.13.4. Procedures; No Appeal. The arbitrators shall allow such discovery as they determine appropriate under the circumstances and shall resolve the Covered Dispute as expeditiously as practicable, and in any event within one hundred eighty (180) days after the selection of the arbitrators. The arbitrators shall give the parties hereto written notice of the decision, with the legal and factual reasons therefor set out in writing. Subject to Section 11.13.5, the decision of the arbitrators shall be final, binding and nonappealable with respect to all parties hereto, including parties hereto who wrongfully failed or refused to participate in the arbitration process. Notwithstanding the foregoing, any proceedings ancillary to an arbitration under this Section 11.13 shall be brought in the state or federal courts in Wilmington, Delaware, which courts shall have exclusive jurisdiction thereof.

11.13.5. Authority. The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief. In addition, the parties hereto agree that (i) the arbitrators shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto), and (ii) the arbitrators shall have no greater authority to award any relief than a court having proper jurisdiction pursuant to Section 11.2. A court having proper jurisdiction pursuant to Section 11.2 may vacate any such decision, judgment, ruling, finding, award or other determination to the extent the arbitrators have exceeded the authority prescribed by the preceding sentence.

11.13.6. Entry of Judgment. Judgment upon the decision and award rendered by the arbitrators may be entered in the courts described in Section 11.2. Each party hereto agrees to take or cause to be taken reasonable actions necessary to implement the decision and award rendered by the arbitrators.

11.13.7. Confidentiality. All proceedings and any decision, judgment, ruling, finding, award or other determination of the arbitrators and any information disclosed in the course of any arbitration under this Section 11.13, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties hereto and by the arbitrators and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal; provided that the foregoing shall not preclude a Party from disclosing any matter that it is required under applicable Laws to so disclose (including, without limitation, any disclosures that may be required of a Party under applicable rules and regulations of the SEC). None of the parties hereto may offer into evidence, mention or otherwise use statements made in connection with such proceeding in any subsequent alternative dispute resolution proceeding or litigation, except for a subsequent alternative dispute resolution proceeding or litigation that is directly or logically related to a former arbitration proceeding under this Section 11.13.

11.13.8. Continued Performance. The fact that the dispute resolution procedures specified in this Section 11.13 shall have been or may be invoked shall not excuse any party hereto from performing its obligations under this Agreement, and during the pendency of any such procedures, all parties hereto shall continue to perform their respective obligations under this Agreement and the other documents and instruments entered into by the parties hereto pursuant hereto in good faith.

11.13.9. Tolling. All applicable periods of limitation shall be tolled while the procedures specified in this Section 11.13 are pending. The parties hereto shall take such reasonable action, if any, required to effect such tolling.

11.13.10. Exclusivity. Except as otherwise expressly set forth in this Agreement, this Section 11.13 sets forth the exclusive method of resolving any Covered Dispute.

11.14. Stockholder Representative.

11.14.1. By virtue of the approval of the Asset Sale and this Agreement by the requisite vote of the stockholders, the stockholders of the Company shall be deemed to have agreed to appoint Inthinc Investors, L.P., a Delaware limited partnership, as their agent and attorney-in-fact, as the “Stockholder Representative”, with full power of substitution, for and on behalf of the stockholders of the Company to give and receive notices and communications, to authorize payment of expenses relating to the transactions contemplated by this Agreement, the representation of the stockholders of the Company in post-Closing adjustment and indemnification proceedings hereunder and thereunder, to authorize payment to any Purchaser Indemnified Party in connection with the Escrow Agreement in satisfaction of claims by any Purchaser Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Purchaser Indemnified Party against any stockholder or by any such stockholder against any Purchaser Indemnified Party or any dispute between any Purchaser Indemnified Party and any such stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and execute such further agreements or instruments of assignment as the Purchaser Parties shall reasonably request or which such Stockholder Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, to have the right to waive, modify or amend any of the terms of this Agreement, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the stockholders of the Company.

11.14.2. The Purchaser Parties shall be entitled to rely exclusively upon any communications or writings given or executed by, in respect of matters relating to the stockholders of the Company, the Stockholder Representative and in each case shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Stockholder Representative in accordance with the foregoing.

11.14.3. Each stockholder of the Company shall be deemed to have approved, confirmed and ratified any action taken by the Stockholder Representative in the exercise of the power-of-attorney granted to the Stockholder Representative pursuant to this Section 14.14, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of each such stockholder.

11.14.4. The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The stockholders of the Company shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, accountant or other professional adviser retained by the Stockholder Representative.

11.15. Guarantee. ORBCOMM (a) shall cause Purchaser to perform its obligations under this Agreement, and (b) unconditionally guarantees the timely performance by Purchaser and/or payment, in accordance with the terms of this Agreement, of any obligations of Purchaser and/or amounts due and payable by Purchaser pursuant to the terms of this Agreement when such obligations and/or amounts shall become required and/or due and payable by Purchaser, including all amounts payable by Purchaser upon the Closing and in respect of the Earnout Amount. ORBCOMM covenants and agrees that ORBCOMM shall either (i) cause Purchaser to pay such amounts as and when such amounts shall become due and payable or (ii) if not so paid by Purchaser in accordance with the terms hereof, pay such amounts as required to be paid by Purchaser in accordance with the terms of this Agreement, subject to reasonable notice to ORBCOMM from the Stockholder Representative of any payment obligation that has not been satisfied by Purchaser.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INTHINC, INC.

By:	/s/ Todd W. Follmer
Name:	Todd W. Follmer
Title:	President and CEO

INTHINC TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Todd W. Follmer
Name:	Todd W. Follmer
Title:	President and CEO

TIWI, INC.

By:	/s/ Todd W. Follmer
Name:	Todd W. Follmer
Title:	President and CEO

Signature Page to Asset Purchase Agreement

INTHINC TELEMATICS, INC.

By:	/s/ Todd W. Follmer
Name:	Todd W. Follmer
Title:	President and CEO

DRIVEAWARE, INC.

By:	/s/ Todd W. Follmer
Name:	Todd W. Follmer
Title:	President and CEO

INTHINC CHILE, SPA

By:	/s/ Todd W. Follmer
Name:	Todd W. Follmer
Title:	Attorney-in-Fact

SNOWBOARD HOLDINGS, LLC

By:	ORBCOMM Inc., its sole Member
By:	/s/ Christian Le Brun
Name:	Christian Le Brun
Title:	EVP and General Counsel

Signature Page to Asset Purchase Agreement

ORBCOMM, INC.

By:	/s/ Marc Eisenberg
Name:	Marc Eisenberg
Title:	Chief Executive Officer

Solely in its capacity as Stockholder Representative pursuant to Section 11.14 of the Agreement:

INTHINC INVESTORS, L.P.

By:	/s/ Neil Malik
Name:	Neil Malik
Title:	Managing Partner

Signature Page to Asset Purchase Agreement